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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WATTS WATER TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Watts Water Technologies, Inc.
March 25, 2010

Dear Stockholder:

        It is my pleasure to invite you to attend our 2010 Annual Meeting of Stockholders, which will be held on Wednesday, May 12, 2010 at 9:00 a.m. at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810. On the pages following this letter you will find the notice of our 2010 Annual Meeting, which lists the business matters to be considered at the meeting, and the proxy statement, which describes the business matters listed in the notice. Following completion of the scheduled business at the 2010 Annual Meeting, we will report on our operations and answer questions from stockholders.

        Whether or not you plan to attend the 2010 Annual Meeting, your vote is important and we encourage you to vote promptly. You may vote your shares by telephone or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are provided on the proxy card.

        We hope that you will be able to join us at the 2010 Annual Meeting.

Sincerely,
PATRICK S. O'KEEFE President and Chief Executive Officer

WATTS WATER TECHNOLOGIES, INC.
815 Chestnut Street
North Andover, MA 01845

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 12, 2010

To the Stockholders of
Watts Water Technologies, Inc.

        Notice is hereby given that the 2010 Annual Meeting of Stockholders of Watts Water Technologies, Inc., a Delaware corporation, will be held at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810, on Wednesday, May 12, 2010, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect eight directors to our Board of Directors, each to hold office until our 2011 Annual Meeting of Stockholders and until such director's successor is duly elected and qualified; and

  2.
  To ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

        The stockholders will also consider and act upon any other matters that may properly come before the Annual Meeting.

        Only stockholders of record at the close of business on March 16, 2010 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
KENNETH R. LEPAGE General Counsel, Executive Vice President of Administration and Secretary

North Andover, Massachusetts
March 25, 2010

i

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 12, 2010

PROXY STATEMENT

 INFORMATION ABOUT THE ANNUAL MEETING

        Our 2010 Annual Meeting of Stockholders will be held on Wednesday, May 12, 2010 at 9:00 a.m., local time, at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810. For directions to The Andover Country Club, please visit the 2010 Annual Meeting page on our website at http://www.wattswater.com/2010annualmeeting. If you have any questions about the 2010 Annual Meeting, please contact Kenneth Lepage, our corporate Secretary, by telephone at (978) 688-1811 or by sending a written request for information addressed to Kenneth Lepage at our principal executive offices located at 815 Chestnut Street, North Andover, MA 01845.

Information About this Proxy Statement

        You have received this proxy statement because the Board of Directors of Watts Water Technologies, Inc. is soliciting your proxy to vote your shares at the 2010 Annual Meeting of Stockholders and at any adjournment or postponement of the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on March 16, 2010 are entitled to receive notice of and to vote at the Annual Meeting.

        We are mailing this proxy statement and the accompanying proxy on or about March 25, 2010 to our stockholders of record as of March 16, 2010. We are also mailing our Annual Report for the fiscal year ended December 31, 2009 to such stockholders concurrently with this proxy statement. We will furnish copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 upon written request of any stockholder and the payment of an appropriate processing fee. Please address all such requests to Kenneth Lepage at the address provided above.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 12, 2010

        The proxy statement and annual report to security holders are available at http://www.wattswater.com/2010annualmeeting.

Information About Voting

        Each share of our class A common stock, par value $.10 per share, outstanding on the record date is entitled to one vote, and each share of our class B common stock, par value $.10 per share, outstanding on the record date is entitled to ten votes. As of the close of business on March 16, 2010, there were outstanding and entitled to vote 29,611,477 shares of class A common stock and 7,193,880 shares of class B common stock.

        Stockholders of Record.    Stockholders of record may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

  •
  By telephone—Stockholders of record located in the United States and Canada can vote by calling the toll-free telephone number listed on the proxy card and following the instructions on the proxy card;

  •
  By Internet—Stockholders of record can vote over the Internet by visiting the website listed on the proxy card and following the instructions on the proxy card; or

  •
  By mail—Stockholders of record may vote by mail by signing, dating and mailing the enclosed proxy card and returning it in the enclosed prepaid envelope.

        You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than that of your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or by telephone, or (4) sending a written revocation to our corporate Secretary at our principal executive offices. If a choice is specified in a proxy, shares represented by that proxy will be voted in accordance with such choice. If no choice is specified, the proxy will be voted "FOR" the proposals described in this proxy statement and each of the eight nominees for the board of directors. Attending the Annual Meeting will not revoke your proxy unless you specifically request that it be revoked.

        Beneficial Owners.    If you are a beneficial owner and your shares are held in "street name" by a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You will need to follow the instructions of the holder of record in order to vote your shares. Many banks and brokers offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or broker on your voting instruction form. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the Annual Meeting in order to vote.

Quorum; Required Votes; Abstentions and Broker Non-Votes

        The presence, in person or by proxy, of outstanding shares of class A common stock and class B common stock representing a majority of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at our Annual Meeting. Shares that reflect abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" occurs when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary authority to vote on that matter. A nominee holder has discretionary authority under the rules of the New York Stock Exchange to vote your shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, even if the nominee holder does not receive voting instructions from you.

        In the election of directors (proposal 1), the eight director nominees receiving the highest number of affirmative votes out of the total number of votes represented by shares present (either in person or by proxy) and entitled to vote at the meeting will be elected as directors. You may vote for all of the director nominees, withhold your vote from all of the director nominees or withhold your vote from any one or more of the director nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

        The affirmative vote of the holders of a majority of the votes present or represented at the Annual Meeting and entitled to be cast on the proposal is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm (proposal 2). If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal. As a result, an abstention will have the same effect as if you had voted against such proposal. Broker non-votes, however, will have no effect on the proposal because they will not be considered to have been entitled to vote on such proposal.

 Solicitation of Proxies

        We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them and we will reimburse them for their reasonable expenses.

Other Business to be Considered

        Our management does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted in accordance with the direction of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board has nominated each of the individuals named below for election as a director. If elected, each nominee will serve until our 2011 Annual Meeting of Stockholders and until such director's successor has been duly elected and qualified. Proxies will be voted for each of the nominees named below unless otherwise specified in the proxy. All of the nominees are presently members of our Board. Management does not contemplate that any of the nominees will be unable to serve, but in that event, proxies solicited hereby may be voted for a substitute nominee designated by our Board or our Board may choose to reduce the number of directors serving on the Board. Holders of shares representing votes sufficient to elect each of the nominees named below have indicated to us their intention to vote in favor of such nominees. Current Board members Timothy P. Horne and Daniel J. Murphy, III are not standing for reelection at the Annual Meeting.

        Our Board of Directors recommends that stockholders vote FOR the election of each nominee as a director of Watts Water Technologies, Inc.

 Information as to Nominees for Director

        Set forth below are the names of the nominees for our Board of Directors, their ages, principal occupations for at least the past five years, the years they originally became members of our Board of Directors and certain other information. The information provided below is current as of February 1, 2010 except for the ages of the nominees, which are current as of May 12, 2010, the date of our 2010 Annual Meeting.

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
Robert L. Ayers	64

Mr. Ayers was Senior Vice President of ITT Industries and President of ITT Industries' Fluid Technology from October 1999 until September 2005. Mr. Ayers continued to be employed by ITT Industries from September 2005 until his retirement in September 2006, during which time he focused on special projects for the company. ITT Industries' Fluid Technology manufactures a broad range of pumps, mixers, controls and treatment systems. Mr. Ayers joined ITT Industries in 1998 as President of ITT Industries' Industrial Pump Group. Mr. Ayers is also a member of the board of directors of T-3 Energy Services, Inc. We believe Mr. Ayers' qualifications to serve on our Board include his extensive international, channel management, operations and sales and marketing experience with manufacturing companies in the fluid control industry.

			2006
Kennett F. Burnes	67

Mr. Burnes is the retired Chairman, President and Chief Executive Officer of Cabot Corporation, a global specialty chemicals company. He was Chairman of the Board of Directors from 2001 to March 2008, President from 1995 to January 2008 and Chief Executive Officer from 2001 to January 2008. Prior to joining Cabot Corporation in 1987, Mr. Burnes was a partner at the Boston-based law firm of Choate, Hall & Stewart, where he specialized in corporate and business law for nearly 20 years. He is a director of State Street Corporation, a member of the Dana Farber Cancer Institute's Board of Trustees and a board member of New England Conservatory. Mr. Burnes is also Chairman of the Board of Trustees of the Schepens Eye Research Institute. We believe Mr. Burnes' qualifications to serve on our Board include his experience as a chief executive officer of an international manufacturing company and his background as a business attorney.

			2009

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
Richard J. Cathcart	65

Mr. Cathcart was Vice Chairman and a member of the board of directors of Pentair, Inc. from February 2005 until his retirement in September 2007. Mr. Cathcart served as President and Chief Operating Officer of Pentair's Water Technologies Group from January 2001 until February 2005. Mr. Cathcart also served as Executive Vice President and President of Pentair's Water Technologies Group from February 1996 to January 2001 and as Executive Vice President, Corporate Development from March 1995 to February 1996. Pentair is a diversified manufacturing company. Pentair's Water Group provides products and systems used in the movement, storage, treatment and enjoyment of water. Mr. Cathcart is also a member of the board of directors of Fluidra S.A. We believe Mr. Cathcart's qualifications to serve on our Board include his extensive management experience with an international manufacturing company in the fluid control industry.

			2007
Ralph E. Jackson, Jr.	68

Mr. Jackson worked for Cooper Industries, Inc., a manufacturer of electrical products, from 1985 until his retirement in December 2003. Prior to joining Cooper Industries, Mr. Jackson worked for the Bussmann and Air Comfort divisions of McGraw-Edison from 1976 until McGraw-Edison was acquired by Cooper Industries in 1985. While with Cooper Industries, Mr. Jackson served as Chief Operating Officer from 2000 to December 2003, Executive Vice President, Electrical Operations from 1992 to 2000, and President, Bussmann Division from 1985 to 1992. Mr. Jackson served as a member of the board of directors of Cooper Industries from 2000 to December 2003. We believe Mr. Jackson's qualifications to serve on our Board include his extensive management and operations experience with an international manufacturing company.

			2004
Kenneth J. McAvoy	69	Mr. McAvoy served as our Chief Financial Officer and Treasurer from 1986 to 1999; our Vice President of Finance from 1984 to 1994; our Executive Vice President of European Operations from 1994 to 1996; and our Secretary from 1985 to 1999. Mr. McAvoy originally joined Watts in 1981 as Corporate Controller and retired on December 31, 1999. We believe Mr. McAvoy's qualifications to serve on our Board include his extensive experience with public and financial accounting matters.	1994
John K. McGillicuddy	66

Mr. McGillicuddy was employed by KPMG LLP, a public accounting firm, from June 1965 until his retirement in June 2000. In June 1975, Mr. McGillicuddy was elected into the Partnership of KPMG LLP, where he served as Audit Partner, SEC Reviewing Partner, Partner-in-Charge of Professional Practice, Partner-in-Charge of College Recruiting and Partner-in-Charge of Staff Scheduling. Mr. McGillicuddy is also a director of Brooks Automation, Inc. and Cabot Corporation. We believe Mr. McGillicuddy's qualifications to serve on our Board include his extensive experience with public and financial accounting matters for complex global organizations.

			2003

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
Gordon W. Moran	71	Mr. Moran has served as non-executive Chairman of our Board since August 2002. He has served as Chairman of Hollingsworth & Vose Company, a paper manufacturer, since 1997 and served as its President and Chief Executive Officer from 1983 to 1998. We believe Mr. Moran's qualifications to serve on our Board include his extensive management, operations and sales and marketing experience with manufacturing companies.	1990
Patrick S. O'Keefe	57

Mr. O'Keefe became our President and Chief Executive Officer in August 2002. From 1999 to 2001, Mr. O'Keefe served as President, Chief Executive Officer and director of Industrial Distribution Group, a supplier of maintenance, repair, operating and production products. From 1997 to 1999, he was Chief Executive Officer of Zep Manufacturing, a unit of National Services Industries and a manufacturer of specialty chemicals. From 1994 to 1997, Mr. O'Keefe held various senior management positions with Crane Co. We believe Mr. O'Keefe's qualifications to serve on our Board include his extensive management experience with international manufacturing companies, including over seven years as our Chief Executive Officer.

			2002

Director Compensation

        Non-employee directors are compensated for their service as directors. Patrick S. O'Keefe is the only member of our Board of Directors who is an employee of Watts and he does not receive any additional compensation for his service as a director. During 2009, the Compensation Committee conducted a review of the compensation paid to our non-employee directors. The Compensation Committee considered the recommendations of its compensation consultant, Pearl Meyer & Partners, and compared our non-employee director compensation arrangements to the compensation paid to directors of companies in the peer group we use for executive compensation purposes. A list of the companies included in this peer group and a description of the criteria used in selecting these companies is provided in this proxy statement under "Compensation Discussion and Analysis—Compensation Philosophy—Benchmarking." The Compensation Committee also reviewed the responsibilities of our non-employee directors and the amount of time required to carry out those responsibilities. Based on its analysis, the Compensation Committee recommended, and the Board approved, new compensation arrangements for our non-employee directors for 2010. Set forth below is a description of the annual compensation arrangements in effect for our non-employee directors during 2009 and the new compensation arrangements in effect for 2010.

	2009	2010
Annual retainer:	$30,000	$60,000
Regularly scheduled Board meetings attended in person:	$2,000	—
Additional annual retainer for the Chairman of the Board of Directors:	$5,000	$20,000
Additional annual retainer for the Chairman of the Audit Committee:	$10,000	$15,000
Additional annual retainer for the Chairman of the Compensation Committee:	$3,000	$10,000
Additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee:	$3,000	$5,000
Fair market value of annual grant of class A common stock:	$45,000	$60,000

        Non-employee directors received a single fee of $2,000 for attending each regularly scheduled Board meeting in person during 2009 and did not receive additional compensation for attendance at committee meetings. No compensation will be paid for attendance at meetings during 2010. We reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and for fees and reasonable out-of-pocket expenses for their attendance at director education seminars and programs they attend at the request of the Board.

        During 2009, non-employee directors received awards of class A common stock that were not subject to vesting or forfeiture. The Board granted 1,708 shares of class A common stock to each of Mr. Ayers, Mr. Burnes, Mr. Cathcart, Mr. Horne, Mr. Jackson, Mr. McAvoy, Mr. McGillicuddy, Mr. Moran and Mr. Murphy as of July 31, 2009. The Board also granted 1,706 shares of class A common stock to Mr. Burnes as of February 13, 2009 in connection with his election as a member of the Board.

        In February 2010, the Board adopted new stock ownership guidelines for directors, which stipulate that each director who has served on the Board for more than three years should own shares of our class A common stock with a market value of at least $180,000. In addition, beginning in 2010, stock awards granted to non-employee directors will not vest until one year after the date of grant. If a non-employee director's service as a director is terminated for any reason other than death, disability or not standing for reelection at our annual meeting of stockholders, any shares of stock awarded to non-employee directors that have not vested will automatically be forfeited upon termination of service as a director. All stock awards are granted under our 2004 Stock Incentive Plan. Our Board typically approves any grants of stock awards to non-employee directors at its regularly scheduled third quarter meeting. We have adopted a practice that stock awards for non-employee directors are granted on the third business day following the release of our second quarter earnings to the public. The purpose for setting this grant date is to ensure that we are using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information.

        The following table contains information on compensation for the non-employee members of our Board of Directors during the fiscal year ended December 31, 2009.

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Robert L. Ayers	40,000		44,989	—	—		84,989
Kennett F. Burnes	40,000		78,733	—	—		118,733
Richard J. Cathcart	43,000		44,989	—	—		87,989
Timothy P. Horne	40,000		44,989	—	696,315	(3)	781,304
Ralph E. Jackson, Jr.	38,000		44,989	—	—		82,989
Kenneth J. McAvoy	43,000		44,989	—	103,028	(4)	191,017
John K. McGillicuddy	50,000		44,989	—	—		94,989
Gordon W. Moran	52,264	(5)	44,989	—	—		97,253
Daniel J. Murphy, III	40,000		44,989	—	—		84,989

(1)
The amounts in this column reflect the grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 13 to our audited consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(2)
There were no stock options granted to our non-employee directors during 2009. The following table shows the aggregate number of stock options held by each of our non-employee directors as of December 31, 2009. All of the stock options were fully vested prior to 2009.

Name	Stock Options (#)
Robert L. Ayers	0
Kennett F. Burnes	0
Richard J. Cathcart	0
Timothy P. Horne	3,094
Ralph E. Jackson, Jr.	0
Kenneth J. McAvoy	9,282
John K. McGillicuddy	3,094
Gordon W. Moran	12,376
Daniel J. Murphy, III	12,376
(3)
The amount indicated for Mr. Horne under the All Other Compensation column consists of the following:

Description of Payment	Amount ($)
Consulting fees	495,564
Retirement benefit payments under our employee pension plan	146,154
Cost of secretarial services for personal business	11,458
Tax planning and tax return preparation expenses	32,694
Health insurance premiums	7,988
Reimbursement of Medicare Part B premiums	1,157
Club dues	1,300
(4)
Consists of retirement benefit payments under our employee pension plan and supplemental employee retirement plan.

(5)
Includes payment of $7,264 of deferred director fees and accrued interest.

        In September 1996, we entered into a Supplemental Compensation Agreement with Timothy P. Horne, who was at that time our Chief Executive Officer and President, which provided that Mr. Horne would provide consulting services to us and receive certain compensation following his retirement as an employee of Watts. Mr. Horne retired on December 31, 2002. Under the agreement, as amended, Mr. Horne has agreed to provide consulting services to us for 300 to 500 hours per year so long as he is physically able. We agreed to pay Mr. Horne the greater of (i) one-half of the average of Mr. Horne's annual base salary as an employee of Watts during the three years immediately prior to his retirement or (ii) $400,000 for each calendar year following Mr. Horne's retirement until the date of his death, subject to certain cost-of-living increases each year. We paid Mr. Horne $495,564 for his consulting services in 2009. In the event of a change of control of Watts, Mr. Horne has the right to elect to receive a lump-sum payment instead of continuing to receive annual consulting fee payments. If Mr. Horne elects to receive the lump-sum payment, his obligation to provide consulting services to us terminates. The lump-sum payment would equal the present value of $23,650 monthly for life and would be determined with reference to discount rates and mortality tables applicable under our pension plan and an adjustment for inflation. If Mr. Horne elects to receive a lump-sum payment following a change of control of Watts, we also agreed to make a tax gross-up payment to him to cover all federal, state and local taxes payable by him with respect to the lump-sum payment. We also agreed to provide lifetime benefits to Mr. Horne, including use of secretarial services, use of an office at our corporate headquarters, retiree health insurance, reimbursement of tax and financial planning expenses, automobile maintenance expenses, one club membership, a customary director indemnification agreement and travel expenses when visiting our facilities. Our obligations to make the above-described payments to Mr. Horne and to provide the above-described benefits will not be affected or limited by Mr. Horne's physical inability to provide consulting services to us if such disability should occur. During 2009, Mr. Horne did not seek reimbursement for any automobile expenses or for any travel expenses other than for business travel undertaken at our request. Pursuant to our agreement with Mr. Horne, we employ a secretary who works part time for Mr. Horne. The cost of secretarial services included in the All Other Compensation column for Mr. Horne represents 15% of the compensation and benefits cost of Mr. Horne's secretary, which we estimate is the portion of her time that she spent working on personal matters for Mr. Horne during 2009.

        As former employees of Watts, Mr. Horne and Mr. McAvoy each receive retirement benefit payments under our pension plan and, with respect to Mr. McAvoy, our supplemental employee retirement plan. Retirement benefit payments received by each of Mr. Horne and Mr. McAvoy pursuant to these plans are reflected in the All Other Compensation column in the above table.

        Beginning in 1992 and continuing through the end of 1999, we agreed to defer payment of director fees earned by Mr. Moran for his service as a member of our Board of Directors. The deferred payments accrue interest in June and December of each year at the short term annual applicable federal rate. Mr. Moran stopped deferring payment of his director fees at the beginning of 2000. We paid Mr. Moran 10% of the deferred fees balance plus accrued interest in each of June 2009 and December 2009. The Fees Earned or Paid in Cash column of the above table includes the aggregate amount of deferred fees and interest paid to Mr. Moran during 2009. As of December 31, 2009, the remaining balance of deferred fees was $31,037.

 CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

        We believe that good corporate governance and an environment of the highest ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and employed by other public companies. We also review guidance and interpretations provided from time to time by the SEC and the New York Stock Exchange and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.

Role of Our Board of Directors

        Our Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. It elects senior management and oversees succession planning and senior management's performance and compensation. Our Board oversees the development of fundamental operating, financial and other corporate plans, strategies and objectives, and conducts a year-long process which culminates in Board review and approval each year of a business plan, a capital expenditures budget and other key financial and business objectives.

        Members of our Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings and by participating in meetings of the Board and its committees. We regularly review key portions of the business with the Board, and we introduce our executives to the Board so that the Board can become familiar with our key employees. In addition, we hold periodic strategy sessions between members of senior management and the Board, during which members of the senior management team provide in-depth reviews of various aspects of our business operations and discuss our strategy with respect to such operations.

        In 2009, our Board met twelve times and each director attended at least 75% of the total number of meetings of the Board and all committees of the Board on which the director served.

        The Role of our Board in Risk Oversight.    The Board's role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to Watts, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from senior management to enable it to understand our risk identification, risk management and risk mitigation processes and strategies. When a committee receives a report on a particular risk, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next full Board meeting. This enables the Board and its committees to coordinate the risk oversight role. As part of its charter, the Audit Committee discusses the guidelines and policies that govern the process by which our exposure to risk is assessed and managed by management.

        Board Leadership Structure.    We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting the strategic direction for Watts, providing day-to-day leadership and managing our performance. The Chairman of the Board provides guidance to our Chief Executive Officer, works with our Chief Executive Officer to set the agenda for Board meetings and presides over meetings of the full Board, including executive sessions of the non-management and independent directors.

 Performance of Our Board

        Our Board considers it important to continually evaluate and improve its effectiveness and that of its committees. Our Board and each of its standing committees conduct annual self-evaluations. The Nominating and Corporate Governance Committee oversees our Board's self-evaluation process. The results of each committee's annual self-evaluation are reported to the full Board.

Business Ethics and Compliance

        We have adopted Codes of Business Conduct and Ethics applicable to all officers, employees and Board members worldwide. The Codes of Business Conduct and Ethics are posted in the "Investor Relations" section of our website at http://www.wattswater.com. Any amendments to, or waivers of, the Codes of Business Conduct and Ethics which apply to our Chief Executive Officer, Chief Financial Officer, Corporate Controller or any person performing similar functions will be disclosed on our website within four business days of the date of such amendment or waiver.

Independence of Non-Employee Directors

        The listing standards of the New York Stock Exchange require companies listed on the New York Stock Exchange to have a majority of independent directors. The New York Stock Exchange listing standards generally provide that a director will not be independent unless such director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, a director is not independent if (1) the director is, or has been within the last three years, employed by us, or an immediate family member is, or has been within the last three years, one of our executive officers, (2) the director or a member of the director's immediate family has received during any twelve-month period within the last three years more than $120,000 in direct compensation from us other than director and committee fees and pension or other deferred compensation for prior service as an employee, (3) the director or an immediate family member is a current partner of a firm that is our internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and who personally works on our audit, or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time, (4) the director or a member of the director's immediate family is, or has been within the last three years, employed as an executive officer of another company where one of our executive officers at the same time serves or served on the compensation committee of such company, or (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        Our Board has reviewed all relationships between Watts and each non-employee director to determine compliance with the New York Stock Exchange standards described above and to evaluate whether there are any other facts or circumstances that might impair a director's independence. As part of its review of Mr. Murphy's independence, the Board considered that Watts maintains deposit accounts with Northmark Bank, of which Mr. Murphy serves as Chairman. The Board determined that Mr. Murphy's position as Chairman of a bank where Watts maintains certain of its funds, but with which Watts has no additional banking relationship or credit facility and from which Watts has borrowed no funds, does not give rise to a material relationship with Watts that would affect Mr. Murphy's independence. Based on its review, the Board determined that Mr. Ayers, Mr. Burnes, Mr. Cathcart, Mr. Jackson, Mr. McAvoy, Mr. McGillicuddy, Mr. Moran and Mr. Murphy are independent directors.

 Corporate Governance Guidelines

        Our Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board's policies on governance issues. The Corporate Governance Guidelines are posted in the "Investor Relations" section of our website at http://www.wattswater.com.

 Executive Sessions

        In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session at least quarterly. At least one executive session includes only independent directors. The Chairman of the Board or, in his absence, a director chosen by the non-management directors in attendance, presides at such meetings.

Communications with the Board

        Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s).

Annual Meeting Attendance

        Directors are encouraged to attend our annual meetings of stockholders. Eight of our ten directors attended the 2009 Annual Meeting of Stockholders either in person or by telephone conference call.

Committees of the Board

        Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee is composed solely of directors determined by the Board to be independent under the applicable New York Stock Exchange and SEC rules. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee in the "Investor Relations" section of our website at http://www.wattswater.com. The Board also appoints from time to time ad hoc committees to address specific matters.

        Audit Committee.    The Audit Committee consists of Mr. McGillicuddy (Chairman), Mr. Ayers, Mr. Burnes and Mr. McAvoy. The Board has made a determination that each of the members of the Audit Committee satisfies the independence requirements of the New York Stock Exchange as well as Rule 10A-3 under the Securities Exchange Act of 1934. In addition, the Board has determined that Mr. McGillicuddy and Mr. McAvoy are "audit committee financial experts," as defined by SEC rules. During 2009, the Audit Committee held eight meetings. Our Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and the performance of our internal audit function. This includes the selection and evaluation of our independent registered public accounting firm, the oversight of our systems of internal accounting and financial controls, the review of management's assessment and management of risk, the review of the annual independent audit of our financial statements, the review of our Codes of Business Conduct and Ethics, the establishment of "whistle-blowing" procedures, and the oversight of other compliance matters.

        Compensation Committee.    The Compensation Committee consists of Mr. Cathcart (Chairman), Mr. Jackson, Mr. Moran and Mr. Murphy. During 2009, the Compensation Committee held six meetings. Our Compensation Committee is responsible for shaping the principles, strategies and compensation philosophy that guide the design and implementation of our employee compensation programs and arrangements. Its primary responsibilities are to:

  •
  evaluate the performance of our Chief Executive Officer and, either as a committee or together with the independent members of our Board of Directors, determine the compensation of our Chief Executive Officer;

  •
  review management's proposals for the compensation of our other executive officers and submit its recommendations regarding base salaries to our Board of Directors for review and approval;

  •
  approve annual performance bonus targets and objectives and the annual bonus amounts paid to our executive officers under our Executive Incentive Bonus Plan;

  •
  approve all stock awards granted under our 2004 Stock Incentive Plan and the participants in our Management Stock Purchase Plan;

  •
  review and submit its recommendations to our Board of Directors on compensation for non-employee directors;

  •
  review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement; and

  •
  monitor our policies and practices for the development and succession of senior management.

        The Compensation Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary in order to perform its duties and responsibilities. The Chairman of the Compensation Committee works with our Chief Executive Officer to establish the agenda for each meeting. Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee as well as materials that members of the Compensation Committee have requested. The Compensation Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members when the Compensation Committee deems it appropriate to do so in order to carry out its responsibilities.

        The Compensation Committee is authorized under its charter to retain consultants to assist it in the evaluation of executive compensation and to approve the fees and other retention terms for its consultants. During 2009, the Compensation Committee engaged Pearl Meyer & Partners as a compensation consultant to review our compensation programs and provide advice to the Compensation Committee with respect to the aggregate level of our executive compensation as well as the mix of elements used to compensate our executive officers. Pearl Meyer does not provide any other consultation services to Watts. As appropriate, the Compensation Committee also looks to our human resources department to support the Compensation Committee in its work and to provide necessary information.

        The Compensation Committee has conducted a review and assessment of risk as it relates to our compensation policies and practices and determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to cause a material adverse effect on Watts.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee consists of Mr. McAvoy (Chairman), Mr. Ayers, Mr. Burnes, Mr. Jackson, Mr. Moran and Mr. Murphy. Mr. McGillicuddy and Mr. Cathcart also became members of the Nominating and Corporate Governance Committee in February 2010. During 2009, the Nominating and Corporate

Governance Committee held five meetings. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of stockholders. The Nominating and Corporate Governance Committee is also responsible for periodically reviewing our Corporate Governance Guidelines and recommending any changes thereto, overseeing the evaluation of the Board and management, and approving related person transactions.

Director Candidates

        The Nominating and Corporate Governance Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to our corporate Secretary at our principal executive offices and marked to the attention of the Nominating and Corporate Governance Committee. In order to be considered for inclusion as a nominee for director in our proxy statement for our 2011 Annual Meeting of Stockholders, a recommendation must be received no later than November 25, 2010. Recommendations must be in writing and must contain the information set forth in Section IV.C of the Nominating and Corporate Governance Committee charter, which is available in the "Investor Relations" section of our website at http://www.wattswater.com, or on written request to our corporate Secretary at our principal executive offices.

        In addition to considering candidates suggested by stockholders, the Nominating and Corporate Governance Committee may consider potential candidates suggested by current directors, company officers, employees, third-party search firms and others. The Nominating and Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Nominating and Corporate Governance Committee's review is typically based on any written materials provided with respect to the potential candidate. The Nominating and Corporate Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate.

        Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures described later in this proxy statement under "Stockholder Proposals".

        Criteria and Diversity.    In considering whether to recommend any candidate for nomination to the Board, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Exhibit A to the Nominating and Corporate Governance Committee charter. At a minimum, the Nominating and Corporate Governance Committee must be satisfied that the recommended nominee has the highest personal and professional integrity, sound business and strategic judgment, the ability to devote sufficient time and energy to the Board, and the ability and will to challenge management while refraining from assuming management's role, and the nominee must not serve on more than two public company boards in addition to our Board. The Nominating and Corporate Governance Committee also considers experience in our industry or markets, international business experience, experience serving on the boards of public companies, experience acquiring companies and diversity of background and experience to be favorable characteristics in evaluating recommended nominees. Our Corporate Governance Guidelines and Nominating and Corporate Governance Committee charter specify that the Nominating and Corporate Governance Committee and the Board understand the importance of diversity among members of the Board to our long-term success. Diversity encompasses a wide range of individual characteristics and experiences, including such things as gender, age, race, sexual orientation, national origin, religion, political affiliation, marital status, disability, and geographic background. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the members of the Board, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Compensation Committee Interlocks and Insider Participation

        During 2009, Mr. Cathcart, Mr. Jackson, Mr. Moran and Mr. Murphy served as members of the Compensation Committee of our Board of Directors. None of the directors who served as members of the Compensation Committee during 2009 is or has been an executive officer or employee of Watts.

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Policies and Procedures for Related Person Transactions

        Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Watts is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board's Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of Watts. The committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the annual consolidated gross revenues of Watts; and

  •
  a transaction that is specifically contemplated by provisions of our charter or bylaws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our class A and class B common stock as of February 1, 2010, by:

  •
  each person or entity known by us to own beneficially more than 5% of either class of our common stock;

  •
  each of our directors;

  •
  each of the executive officers named in the summary compensation table; and

  •
  all of our directors and executive officers as a group.

        In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and we have included all shares that the stockholder has the right to acquire within 60 days after February 1, 2010 through the exercise of stock options, the settlement of restricted stock units or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of determining the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after February 1, 2010 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of determining the percentages for any other stockholder.

			Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Number		Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Voting Power
Timothy P. Horne	7,134,551	(3)(4)	19.5%	99.0%	70.2%
Walter J. Flowers	1,834,710	(5)	5.6	25.5	18.1
Daniel W. Horne	1,666,970	(6)	5.4	23.2	16.4
Deborah Horne	1,666,970	(6)	5.4	23.2	16.4
Peter W. Horne	1,580,770	(7)	5.1	21.5	15.3
Gabelli Funds, LLC, et al.	3,736,550	(8)	12.7	0	3.7
BlackRock, Inc.	2,357,849	(9)	8.0	0	2.3
Dimensional Fund Advisors LP	1,948,488	(10)	6.6	0	1.9
Invesco Ltd.	1,913,069	(11)	6.5	0	1.9
Keeley Asset Management Corp.	1,526,900	(12)	5.2	0	1.5
Robert L. Ayers	10,318	(13)	*	0	*
Kennett F. Burnes	3,414	(14)	*	0	*
Richard J. Cathcart	4,920	(15)	*	0	*
J. Dennis Cawte	90,686	(16)	*	0	*
David J. Coghlan	13,221	(17)	*	0	*
Michael P. Flanders	8,813	(18)	*	0	*
Ralph E. Jackson, Jr.	19,110	(19)	*	0	*
Kenneth J. McAvoy	15,459	(20)	*	0	*
William C. McCartney	186,666	(21)	*	0	*
John K. McGillicuddy	10,271	(22)	*	0	*
Gordon W. Moran	31,476	(23)	*	0	*
Daniel J. Murphy III	29,856	(24)	*	0	*
Patrick S. O'Keefe	395,120	(25)	1.3	0	*
All executive officers and directors (16 persons)	8,082,267	(26)	21.7%	99.0%	70.7%

*
Represents less than 1%

(1)
The address of each stockholder in the table is c/o Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, Massachusetts 01845, except that (1) the address of Gabelli Funds, LLC et al. is One Corporate Center, Rye, New York 10580, (2) the address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022, (3) the address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746, (4) the address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, Georgia 30309, and (5) the address of Keeley Asset Management Corp. is 401 South LaSalle Street, Chicago, Illinois 60605.

(2)
The number of shares and percentages have been determined as of February 1, 2010 in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. At that date, a total of 36,699,798 shares were outstanding, of which 29,505,918 were shares of class A common stock and 7,193,880 were shares of class B common stock. Each share of class A common stock is entitled to one vote and each share of class B common stock is entitled to ten votes. Each share of class B common stock is convertible into one share of class A common stock. A holder of shares of class B common stock is deemed to beneficially own the shares of class A common stock into which the class B shares are convertible. Shares of class A common stock are not convertible. The table's voting percentage reflects the applicable beneficial owner's one vote per share of class A common stock plus ten votes per share of class B common stock, if any, divided by the total number of possible votes.

(3)
Consists of (i) 2,104,390 shares of class B common stock and 7,577 shares of class A common stock held by Timothy P. Horne (for purposes of this footnote 3, "Mr. Horne"), (ii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Daniel W. Horne, Mr. Horne's brother, for which Walter J. Flowers serves as sole trustee, (iii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Deborah Horne, Mr. Horne's sister, for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 1,495,010 shares of class B common stock held by a revocable trust for the benefit of Peter W. Horne, Mr. Horne's brother, for which Peter W. Horne serves as sole trustee, (v) 22,600 and 20,200 shares of class B common stock held for the benefit of Tiffany R. Horne and Tara V. Horne (Mr. Horne's daughters), respectively, under irrevocable trusts for which Mr. Horne serves as trustee, (vi) 147,740 shares of class B common stock held by a revocable trust for the benefit of Tiffany Rae Horne, and (vii) 3,094 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2009. All of the shares of class B common stock noted in clauses (i) through (vi) (7,123,880 shares of class B common stock in the aggregate) are subject to The Amended and Restated George B. Horne Voting Trust Agreement—1997 ("1997 Voting Trust") for which Mr. Horne serves as trustee. (See footnote 4 for a description of the 1997 Voting Trust).

(4)
7,123,880 shares of class B common stock in the aggregate (see footnote 3) are subject to the terms of the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee's right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the "Determination Power"). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Daniel J. Murphy III, a director of the Company, and Walter J. Flowers, a partner in the law firm of Flowers and Manning (each, a "Successor Trustee" and collectively, the "Successor Trustees"), shall thereupon become co-trustees of the 1997 Voting Trust. If a Successor Trustee shall cease to serve as such for any reason, then a third person shall become a co-trustee with the remaining two Successor Trustees, in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, an individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees do not unanimously concur on any matter not specifically contemplated by the terms of the 1997 Voting Trust, the vote of a majority of the Successor Trustees shall be determinative. The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by stockholders (including the trustee of any trust stockholder, whether or not such trust is then in existence) who deposited shares of class B common stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original depositor of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. Amendments to the extension, termination and amendment provisions of the 1997 Voting Trust require the approval of each individual depositor. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to restrictions on transfer applicable to the stock that they represent. Timothy P. Horne holds 29.5% of the total beneficial interest in the 1997 Voting Trust (the "Beneficial Interest") individually, 23.4% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Daniel W. Horne are subject, 23.4% of the Beneficial Interest as trustee of a revocable trust for the benefit of Deborah Horne, 21.0% of the Beneficial Interest as trustee of a revocable trust for the benefit of Peter W. Horne, 0.3% and 0.3% of the Beneficial Interest as trustee of two irrevocable trusts for the benefit of Tiffany Rae Horne and Tara V. Horne, respectively, and 2.1% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tiffany Rae Horne are subject (representing an aggregate of 100% of the Beneficial Interest). Tara V. Horne as beneficiary of an irrevocable trust holds 0.3% of the Beneficial Interest. Tiffany R. Horne as beneficiary of an irrevocable trust holds 0.3% of the Beneficial Interest.

(5)
Consists of (i) 1,666,970 shares of Class B Common Stock held in a revocable trust for the benefit of Daniel W. Horne for which Mr. Flowers serves as the sole trustee, all of which are subject to the 1997 Voting Trust for which Timothy P. Horne serves as sole trustee, and (ii) 167,740 shares of Class B Common Stock held in a revocable trust for the benefit of Tiffany Rae Horne for which Mr. Flowers serves as the sole trustee, 147,740 of which are subject to the 1997 Voting Trust for which Timothy P. Horne serves as sole trustee. (See footnote 4 for a description of the 1997 Voting Trust). Mr. Flowers has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 20,000 of the shares and shared power to dispose or to direct the disposition of 1,814,710 of the shares. Mr. Flowers disclaims beneficial ownership of all such shares.

(6)
All of the shares are class B common stock and are held in a revocable trust. All of the shares are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust).

(7)
Consists of 35,760 shares of class A common stock and 1,545,010 shares of class B common stock, which are held in a revocable trust. 1,495,010 of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust).

(8)
The amount shown and the following information are based solely on a Schedule 13D/A filed with the SEC on March 25, 2009 by Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. (collectively, the "Funds") reporting their aggregate holdings of shares of class A common stock. Mario J. Gabelli directly and indirectly controls the entities filing the

  Schedule 13D/A, which entities are primarily investment advisors to various institutional and individual clients, including registered investment companies and pension plans, and as general partner of various private investment partnerships. These entities may also make investments for their own accounts. Gabelli Funds, LLC has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 861,000 of the shares. GAMCO Asset Management Inc. has sole power to vote or direct the vote of 2,771,500 of the shares and sole power to dispose or to direct the disposition of 2,874,300 of the shares. Teton Advisors, Inc. has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 1,250 of the shares. At any time, the proxy voting committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations. The power of Mario J. Gabelli is indirect with respect to the class A common stock beneficially owned directly by other reporting persons referenced above.

(9)
The amount shown and the following information are based solely on a Schedule 13G filed with the SEC on January 29, 2010. BlackRock, Inc. has sole voting and investment power with respect to the shares.

(10)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 8, 2010. The Schedule 13G/A states that Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds"). In its role as investment advisor or manager, neither Dimensional Fund Advisors LP or its subsidiaries possesses voting and/or investment power over the reported shares that are owned by the Funds, and may be deemed to be the beneficial owner of the reported shares held by the Funds. However, all of the reported shares are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.

(11)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 16, 2010 by Invesco Ltd. on behalf of its subsidiaries Invesco PowerShares Capital Management, Invesco Institutional (N.A.), Inc., Invesco Asset Management Limited, Invesco Asset Management Deutschland GmbH, Invesco National Trust Company and Invesco Asset Management Ireland Limited. Invesco through its subsidiaries has sole voting and investment power with respect to the shares.

(12)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 12, 2010 by Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc. Keeley Asset Management Corp. has sole voting power with respect to 1,520,800 of the reported shares and investment power with respect to all of the reported shares.

(13)
Consists of shares of class A common stock held by Mr. Ayers.

(14)
Consists of shares of class A common stock held by Mr. Burnes.

(15)
Consists of shares of class A common stock held by Mr. Cathcart.

(16)
Consists of 5,833 shares of class A common stock held by Mr. Cawte, 72,125 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2010, 6,062 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2010, and 6,666 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(17)
Consists of 1,137 shares of class A common stock held by Mr. Coghlan, 3,750 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2010,

  and 8,334 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(18)
Consists of 758 shares of class A common stock held by Mr. Flanders, 2,500 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2010, and 5,555 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(19)
Consists of shares of class A common stock held by Mr. Jackson.

(20)
Consists of 6,177 shares of class A common stock held by Mr. McAvoy, and 9,282 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2010.

(21)
Consists of 23,462 shares of class A common stock held by Mr. McCartney, 145,625 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2010, 7,578 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2010, and 10,001 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(22)
Consists of 7,177 shares of class A common stock held by Mr. McGillicuddy, and 3,094 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2010.

(23)
Consists of 19,100 shares of class A common stock held by Mr. Moran, and 12,376 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2010.

(24)
Consists of 17,080 shares of class A common stock held by Mr. Murphy, 400 shares of class A common stock beneficially owned by Mr. Murphy as trustee of a trust, and 12,376 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2010.

(25)
Consists of 89,447 shares of class A common stock held by Mr. O'Keefe, 241,250 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2010, 44,422 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2010, and 20,001 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(26)
Consists of 237,598 shares of class A common stock, 7,123,880 shares of class B common stock, 591,858 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2010, 64,928 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2010, and 64,003 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

        Our compensation philosophy is to align compensation levels closely with the achievement of business performance objectives and the creation of shareholder value. We believe that a significant portion of executive compensation should be tied directly and primarily to the performance of the business, and secondarily to individual performance goals. We have developed our overall compensation strategy and specific compensation arrangements accordingly, and believe that they enable us to meet key objectives that include:

  •
  Rewarding competitive business performance with competitive pay, less-than-competitive business performance with less-than-competitive pay, and superior business performance with superior pay.

  •
  Providing transparent compensation arrangements that are simple and easy to communicate.

  •
  Providing a degree of flexibility that supports our efforts to attract and retain executive talent by varying base compensation levels according to individual performance and potential.

  •
  Providing an appropriate balance of risk and reward.

Compensation Mix

        We believe that a significant portion of executive compensation should be variable, performance-based compensation as opposed to fixed compensation. Variable compensation includes cash bonuses under our Executive Incentive Bonus Plan for achievement of specified company-wide or business segment performance objectives and stock-based compensation whose value is dependent upon long-term appreciation in stock price. Fixed compensation consists primarily of an executive officer's base salary.

        The value of our variable, performance-based compensation is split between short-term compensation in the form of a cash performance bonus and long-term compensation in the form of stock awards that vest over time. The annual cash performance bonus is intended to provide an incentive to our executives to achieve near-term operational objectives. The stock awards provide an incentive for our executives to achieve longer-term strategic business goals, which should lead to higher stock prices and increased stockholder value. We encourage our executives to shift all or a portion of their short-term variable compensation into the form of long-term compensation in order to more closely align their behavior with long-term value creation. We do this by giving our executives the option to invest all or a portion of their cash performance bonus in our stock through the purchase of restricted stock units under our Management Stock Purchase Plan. Stock purchased under the Management Stock Purchase Plan vests over three years, and receipt of the stock can be deferred by the executive for an additional number of years beyond the three-year vesting period. The Management Stock Purchase Plan is discussed in greater detail below under "Elements of Compensation—Stock Plans—Management Stock Purchase Plan."

Benchmarking

        Benchmarking is only one factor, among many, that we rely on in establishing our compensation levels and program design. We use information regarding pay practices at other comparable companies in two respects. First, we use benchmarking information to evaluate whether our compensation practices are competitive in the marketplace in which we compete for executive talent. Second, this marketplace information is one of the many factors that we consider in assessing the reasonableness of our executive compensation.

        In 2009, the Compensation Committee adopted a new peer group of companies to use for benchmarking purposes. The new peer group was proposed by senior management and approved by the Compensation Committee after receiving advice and input from Pearl Meyer. The new peer group employed a rules-based process to identify and select firms to include in the peer group based on the similarity of the amount of their annual revenues to Watts as well as the similarity of their business models, scope of their international operations, primary standard industrial classification codes, index memberships and analyst coverage. The new peer group comprises the following companies: Actuant Corporation, Acuity Brands, Inc., A.O. Smith Corporation, CIRCOR International, Inc., CLARCOR Inc., Franklin Electric Co., Inc., Gardner Denver, Inc., Graco Inc., IDEX Corporation, Itron, Inc., Mueller Industries, Inc., Mueller Water Products, Inc., Regal Beloit Corporation, Robbins & Myers, Inc., and Roper Industries, Inc. This peer group had average annual revenue of approximately $1.33 billion for fiscal 2009, as compared to our annual revenue for fiscal 2009 of approximately $1.23 billion. The companies in this peer group also derived an average of approximately 40% of their revenues from international operations, as compared to approximately 45% of our revenue that was derived from international operations during 2009. The decision to change the peer group used for benchmarking data was based primarily on the fact that most of the companies in the prior peer group were significantly larger than Watts, which made comparisons difficult.

        In general, we pay our executive officers competitive base salaries relative to our peer group. The amount of the performance bonus determines whether the aggregate cash compensation paid to our executives meets, exceeds or falls short of the median cash compensation paid to those holding similar positions with companies in our peer group. Our intention is that if we achieve 100% of our bonus objectives, then the total cash compensation, including base salary and performance bonus, paid to an executive officer should be at approximately the midpoint in the total cash compensation range for similar positions with companies in our peer group. Accordingly, if we achieve greater than 100% of our bonus objectives, then our executive officers should receive total cash compensation above the midpoint of this range and if we achieve less than 100% of our bonus objectives, then our executive officers should receive total cash compensation below the midpoint of this range.

Elements of Compensation

        Our executive compensation program consists of three key components, each of which is intended to serve the overall compensation philosophy: base salary, an annual performance bonus, and stock incentive awards, including purchases of restricted stock units and grants of stock options and restricted stock. In addition, we provide our executive officers with limited perquisites, which are primarily intended to maintain our competitive position for attracting and retaining executive talent. Each of these programs is discussed in greater detail below.

Base Salary

        The base salaries paid to our executive officers are intended to compensate core positional responsibilities and provide stability with regards to one element of pay. The Compensation Committee meets with members of management at its regularly scheduled third quarter meeting to review the recommendations of senior management regarding adjustments in the base salary amounts for our executive officers other than our Chief Executive Officer. As part of its review, the Compensation Committee receives and discusses with management the following information:

  •
  reports on financial performance versus budget and compared to prior-period performance;

  •
  individual performance evaluations of our executive officers;

  •
  tally sheets setting forth the total compensation of our executive officers, including base salary, bonus potential, equity awards, pension values, perquisites and other compensation; and

  •
  information regarding compensation programs and compensation levels for executive officers of companies in our benchmarking peer groups and other industry survey data.

        In general, the performance of executive officers with functional or administrative responsibilities is considered by reviewing the extent to which the function made a positive contribution to the achievement of our financial and strategic goals. In the case of executive officers with responsibility for one or more business segments or units, the business results of those segments or units are also considered. Management and the Compensation Committee also consider, where appropriate, certain non-financial performance measures, such as market expansion, corporate development and acquisitions, achievement of manufacturing efficiencies, product quality and/or relations with customers, suppliers or employees. Base salaries for new executive officers are initially determined by evaluating the scope, complexity and degree of challenge associated with the position held and the experience of the individual, coupled with a review of the compensation for similar positions at companies in our peer groups and other industry survey data. Based on management's recommendations, the materials presented for its review, and its own evaluation of the performance of our executive officers, the Compensation Committee submits a recommendation to the full Board of Directors on the base salary amounts of our executive officers other than our Chief Executive Officer for its review and approval.

        The target base salary level used by management in making its recommendations is the midpoint in the base salary range for similar positions at companies in our peer group. In recognition of the challenging economic conditions that existed throughout 2009, none of our executive officers received an increase in base salary during 2009. In addition, upon the recommendation of our Chief Executive Officer, the Compensation Committee approved a 5% salary reduction for each of our executive officers for the ten-month period between February 1, 2009 and November 30, 2009 in order to reduce spending and conserve cash.

Annual Performance Bonus

        Under the Executive Incentive Bonus Plan, each of our executive officers is eligible for an annual cash bonus. We offer our executives an opportunity to earn a bonus in order to focus our executives on execution against specific short-term goals and reward performance based on achievement relative to such goals. For each of our executive officers, the Compensation Committee sets a target bonus amount expressed as a percentage of base salary. The Compensation Committee determines the target bonus amount for each executive officer based on a review of the recommendations of Pearl Meyer, competitive conditions for the executive officer's position within our peer group and in the broader employment market, level of responsibility and experience and, in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The Compensation Committee determined the 2009 target bonus amounts for all executive officers during the first quarter of 2009. There were no increases in the target bonus amounts for our executive officers from 2008 levels. The 2009 target bonus amounts for our named executive officers were as follows:

	Target as a Percent of Salary	Target in Dollars
Patrick S. O'Keefe	90%	$625,500
William C. McCartney	65%	$211,900
David J. Coghlan	65%	$260,000
J. Dennis Cawte	50%	$135,821	(1)
Michael P. Flanders	55%	$157,600

(1)
The bonus target amount shown for Mr. Cawte has been converted from British pounds into U.S. dollars based on the conversion rate of 1.5612 U.S. dollars for one British pound as of February 19, 2010.

        Corporate performance objectives are established during the first quarter of each fiscal year by our Compensation Committee after consultation with our Chief Executive Officer. For 2009, most participants were generally assigned three objectives consisting of a sales objective, an operating earnings objective and a free cash flow objective. Our 2009 earnings objective consisted of operating earnings excluding budgeted costs associated with our manufacturing restructuring plans and intangible impairments. The free cash flow objective measures the amount of free cash generated during the fiscal year as a percentage of net income. Free cash represents the amount of cash generated by operations during the year less net capitalized expenditures. The Compensation Committee believed that it would be important for Watts to generate substantial cash during 2009 given the economic recession and a free cash objective would help to focus management's attention on cost reductions, working capital management and capital expenditures control, all of which serve to generate free cash. In the discretion of the Compensation Committee, an executive officer may be assigned alternative goals based on individual performance objectives or alternative business objectives. Mr. Cawte was assigned a days working capital objective instead of a free cash flow objective for 2009 because working capital management is a key element in generating free cash and days working capital was an area within our European segment that management deemed to be in need of improvement. Days working capital is the average number of days a company takes to convert working capital into cash. The fewer the number of days, the more efficient the use of working capital. All of these objectives are intended to align the interests of our management team with the interests of our stockholders. We believe that the capital markets evaluate companies in our industry based primarily on their ability to grow their businesses profitably while maintaining adequate returns on their invested capital. Our bonus objectives provide an incentive to management to maintain a balanced approach to growth, with appropriate emphasis on revenues, profitability and cash flow. If we are successful in meeting or exceeding our goals under these three objectives, we believe that this will lead to the creation of additional value for our stockholders.

        The Compensation Committee, in consultation with the Chief Executive Officer, determines the relative weight to be assigned to each objective. For 2009, the Compensation Committee allocated 20% of the total bonus amount for our executive officers to the sales objective, 40% to the operating earnings objective and 40% to the free cash flow objective. The Compensation Committee placed greater emphasis on the operating earnings and free cash flow objectives because it believed that in a recessionary economic environment, our focus should be on encouraging productivity, cost containment and cash generation with less emphasis on top line growth. For each executive officer whose position is substantially tied to a business segment or unit, some or all of such officer's 2009 bonus objectives were based on the performance of such segment or unit. For 2009, Mr. O'Keefe's and Mr. McCartney's bonuses were based on the performance of our company as a whole and Mr. Cawte's bonus was based on the performance of our Europe segment. Mr. Coghlan's bonus was based on the combined performance of our North America and China segments because Mr. Coghlan was our President of North America and Asia at the time the 2009 bonus objectives were set by the Compensation Committee. For Mr. Flanders, 40% of his bonus was based on the combined performance of our North America and China segments and 60% of his bonus was based on the performance of certain operating subsidiaries in North America. Mr. Flanders' 2009 bonus was based primarily on the performance of our North American operations rather than our Asian operations because Mr. Flanders was our Executive Vice President of Manufacturing for North America and China at the time the 2009 bonus objectives were set by the Compensation Committee.

        The 2009 performance measures and related targets for Mr. O'Keefe and Mr. McCartney and our results with respect to each performance measure were as follows:

	Performance Targets (in millions)
				Actual Results (in millions)	% of Bonus Objective Achieved	Weighted Bonus % Earned
Performance Measures	0%	100%	200%
20% Consolidated Sales	$1,022	$1,313	$1,459	$1,226	70.1%	14.0%
40% Consolidated Operating Earnings	$77	$110	$132	$113	113.6%	45.5%
40% Consolidated Free Cash Flow	$57	$88	$120	$181	200.0%	80.0%

Total Bonus Earned as a Percentage of Target Amount:						139.5%

        The 2009 performance measures and related targets for Mr. Coghlan and our results with respect to each performance measure were as follows:

	Performance Targets (in millions)
				Actual Results (in millions)	% of Bonus Objective Achieved	Weighted Bonus % Earned
Performance Measures	0%	100%	200%
20% North America & China Sales	$571	$815	$913	$759	77.2%	15.5%
40% North America & China Operating Earnings	$56	$80	$97	$89	151.2%	60.5%
40% North America & China Free Cash Flow	$35	$62	$88	$111	200.0%	80.0%

Total Bonus Earned as a Percentage of Target Amount:						156.0%

        The 2009 performance measures and related targets for Mr. Cawte and our results with respect to each performance measure were as follows:

	Performance Targets (euros in millions)
				Actual Results (euros in millions)	% of Bonus Objective Achieved	Weighted Bonus % Earned
Performance Measures	0%	100%	200%
20% Europe Sales	€279	€398	€438	€340	51.3%	10.3%
40% Europe Operating Earnings	€34	€48	€58	€40	44.6%	17.8%
40% Europe Days Working Capital	122.7	114.0	105.3	114.0	100%	40.0%

Total Bonus Earned as a Percentage of Target Amount:						68.1%

        The 2009 performance measures, targets and results for the portion of Mr. Flanders' bonus that was based on the performance of our North America and China segments were the same as those shown above for Mr. Coghlan. The performance targets for the remaining portion of Mr. Flanders' bonus that were based on the performance of certain North American subsidiaries were established at levels that the Compensation Committee believed were achievable, but required better than planned performance. The North American subsidiaries included in Mr. Flanders' bonus measures exceeded their expected performance levels, particularly with respect to operating earnings and free cash flow. As a result, Mr. Flanders earned a total bonus for 2009 equal to 169.1% of his target bonus amount.

        After reviewing the bonus calculations for 2009 and consulting with our Chief Executive Officer, the Compensation Committee exercised its discretion under our Executive Incentive Bonus Plan and reduced the actual bonus amount paid to each of our executive officers for 2009 by 5%. The Compensation Committee decided to reduce the bonus amounts paid to our executive officers primarily because certain expenses incurred by Watts during 2009, including most notably the costs associated with our investigation into potential violations of the Foreign Corrupt Practices Act at a former subsidiary of Watts in China, were classified as discontinued operations and did not have an effect on our operating earnings. The Compensation Committee believed that management should be held accountable for these expenses. The Compensation Committee determined that management would have received approximately 5% less in bonus payments if the expenses identified by the Compensation Committee had been included in the calculation of operating earnings.

Stock Plans

        We provided equity-based incentive compensation for executive officers during 2009 in the form of the purchase of restricted stock units under our Management Stock Purchase Plan and the grant of stock options and restricted stock awards under our 2004 Stock Incentive Plan. The Compensation Committee believes equity-based incentive compensation aligns executive and stockholder interests because (i) the use of a multi-year vesting schedules for restricted stock units, stock options and restricted stock awards encourages executive retention and emphasizes long-term growth, and (ii) paying a significant portion of management's compensation in equity provides management with an incentive to increase stockholder value over the long term.

        Management Stock Purchase Plan.    Our Management Stock Purchase Plan is intended to provide an incentive for our executives to purchase and hold more of our class A common stock, thereby more closely aligning their interests with the interests of our stockholders. The Compensation Committee approves the participants in the Management Stock Purchase Plan based on recommendations made by senior management. Under the Management Stock Purchase Plan, participants may elect to receive restricted stock units in lieu of all or a portion of their pre-tax annual incentive bonus and, in some circumstances, make after-tax contributions up to 100% of the participant's maximum bonus in exchange for restricted stock units. Participants are required to make an election no later than the last day of the fiscal year prior to the year in which such annual incentive bonus is earned. For 2009, Mr. Cawte, Mr. Flanders and Mr. O'Keefe each elected to contribute 100% of his performance bonus to the purchase of restricted stock units and Mr. Coghlan and Mr. McCartney each elected to contribute 50% of his performance bonus to the purchase of restricted stock units.

        Each restricted stock unit represents the right to receive one share of class A common stock after a three-year vesting period, and a participant may elect to defer receipt of the underlying stock for an additional period of time after the end of the vesting period. The Management Stock Purchase Plan permits a participant to defer compensation and the income taxes due thereon until the restricted stock units are converted to stock. Restricted stock units are granted at a discount of 33% from the closing sale price of our class A common stock on the date of grant. Under the terms of the Management Stock Purchase Plan, the date of grant is deemed to be the third business day after the date on which we release our year-end earnings to the public. The purpose for setting the grant date of restricted stock units three days following the release of our year-end earnings to the public is to ensure that we are using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information.

        Stock Options and Restricted Stock Awards.    The Compensation Committee typically grants stock options and restricted stock awards under the 2004 Stock Incentive Plan once each year at its regularly scheduled third quarter meeting. Senior management provides recommendations to the Compensation Committee on the number of stock options and restricted stock awards to be granted to our executive officers and employees, other than our Chief Executive Officer. The Compensation Committee determines the number of stock options and restricted stock awards to be granted to our Chief Executive Officer. The Compensation Committee evaluates the size of stock option grants and restricted stock awards based on factors similar to those used to determine base salaries and annual bonuses, and also reviews information on the stock ownership of our executive officers and their compliance with our stock ownership guidelines and information on equity compensation plan dilution. Stock options and restricted stock are intended to align the interests of our executives with those of our stockholders by motivating them to achieve long-term strategic goals and thereby increase the value of our stock.

        We grant a mix of stock options and restricted stock in order to achieve a balance between the retention benefits of restricted stock and the long-term performance incentives provided by stock options. Our intention is that half of the value of an executive's equity award should be in the form of stock options and half of the value should be in the form of restricted stock. Because recipients of restricted stock receive the full market value of their shares of restricted stock rather than just the amount of any appreciation in the value of our stock after the date of grant, a share of restricted stock is considered to have more value on the date of grant than an option to purchase a share of stock. The Compensation Committee has determined that one share of restricted stock is roughly equal in value to an option to purchase three shares of stock. Accordingly, the number of shares of restricted stock the Compensation Committee awarded to our executive officers is equal to one-third of the number of shares underlying their stock option grant. We will examine this ratio periodically to ensure that the intended value is being delivered appropriately through options and restricted stock.

        Beginning in 2005, we adopted a practice that annual equity awards under the 2004 Stock Incentive Plan should be granted as of the third business day following the release of our most recent quarterly earnings to the public. The purpose for setting the grant date of stock options on a day following the release of our most recent quarterly earnings to the public is to ensure that we are using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information.

Perquisites

        We provide our executive officers with a limited number of perquisites as part of their compensation arrangements, including the choice of receiving a cash automobile allowance or the use of an automobile leased by Watts. The amount of the automobile allowance or the maximum amount of the lease payments for the automobile used by each executive officer is determined by our Chief Executive Officer, and the Compensation Committee determines the maximum amount of our Chief Executive Officer's automobile lease payments. We also pay maintenance expenses for the leased automobiles and provide automobile insurance coverage under our corporate umbrella policy. We offer these perquisites as a means of providing additional compensation that is designed to be competitive with other compensation provided by companies in our peer group. In June 2009, Michael P. Flanders agreed to relocate from the United States to China to become President of our operations in China. In connection with his relocation to China, we provided Mr. Flanders with customary expatriate benefits to address the unique circumstances arising from living and working abroad. These expatriate benefits include tax equalization payments that are intended to make sure that Mr. Flanders does not pay any more taxes as a result of living and working in China than he would have had to pay in the United States, company-paid housing, tuition for Mr. Flanders' child to attend an English-based international school in China, use of a car and driver for personal transportation, Chinese language classes for Mr. Flanders and his wife and relocation costs.

Employment Agreements

        None of our executive officers has an employment agreement with us.

        We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide indemnity, including the advancement of expenses, to our directors and executive officers against liabilities incurred in the performance of their duties to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Post-Termination Compensation and Change in Control Arrangements

        None of our current executive officers had any arrangement or agreement during 2009 that provided for severance payments. During 2009, we entered into resignation agreements with Josh Fu,

our former President of Asia, Douglas White, the former Group Vice President of our water quality business unit, and Gregory J. Michaud, our former Executive Vice President of Human Resources, which provided them with compensation relating to the termination of their employment with us. We believe that the compensation provided to each of our former executive officers was fair and reasonable considering their high-level positions within our company. In addition, the general releases in the resignation agreements provide us with assurance that management will not be distracted with having to deal with future claims related to the terminations of such officers' employment with Watts. Mr. Fu's resignation agreement also contained non-competition and non-solicitation restrictions prohibiting Mr. Fu from competing with Watts or soliciting our employees for a period of nine months following his resignation. We believe that providing fair and reasonable severance compensation to our departing executives on a case-by-case basis will allow us to continue to attract and retain talented executives without entering into binding employment or severance agreements as a pre-condition to their joining our company.

        We provide retirement benefits through a combination of a qualified defined benefit pension plan and a qualified defined contribution 401(k) plan for all of our full-time employees who are United States residents. Benefits under our pension plan are determined by years of service and compensation amounts. For benefits under the pension plan, 25 years is the maximum number of years of service participants in the plan can accrue. Pension benefits are determined generally based on the highest five consecutive years of compensation within the last ten years of service. Employees who retire early receive reduced benefits under the pension plan. We discuss other material terms of the pension plan later in this proxy statement under "Executive Compensation—Pension Benefits." Because benefits under our pension plan increase with an employee's period of service and earnings, we believe the pension plan encourages our employees to make long-term commitments to Watts and thus serves as an important retention tool.

        We also provide an unfunded nonqualified supplemental employee retirement plan, or Supplemental Plan. To the extent that any employee's annual retirement benefits under the pension plan exceed the limitations imposed by the Internal Revenue Code, including the limitation on the amount of annual compensation that may be included for purposes of calculating a participant's benefits (the limit was $245,000 for 2009), such excess benefits are paid from the Supplemental Plan. In addition, we also offer enhanced benefits under the Supplemental Plan to certain executive officers selected for participation by our Board of Directors, including Patrick S. O'Keefe and William C. McCartney. We discuss the material terms of these enhanced benefits later in this proxy statement under "Executive Compensation—Pension Benefits." We believe the enhanced benefits provided under the Supplemental Plan are important in order to ensure the competitiveness of our post-employment compensation arrangements as compared to the companies in our peer group and as a retention tool for our key executives.

        During 2009, employees whose annual base pay was $90,000 or more were not eligible to receive matching contributions from Watts for amounts they contributed to our 401(k) plan. In addition, contributions to the 401(k) plan by employees whose total compensation (base pay and bonus) exceeded $105,000 in the prior year were limited to 4% of their eligible pay. As such, contributions by our executive officers to our 401(k) plan are limited to 4% of their eligible pay and they do not receive matching contributions from Watts. As an alternative, we provide a Nonqualified Deferred Compensation Plan, pursuant to which employees whose base pay for the prior year was $90,000 or more may defer up to 100% of their earnings on a pre-tax basis. Participant deferrals are credited to an account, which may earn returns based on the participant's selection from a list of investments. The investments generally mirror those provided in our 401(k) plan. Watts does not provide any matching contributions for amounts deferred under the Nonqualified Deferred Compensation Plan. For additional information on our Nonqualified Deferred Compensation Plan, please see "Executive Compensation—Nonqualified Deferred Compensation" below.

        Mr. Cawte does not participate in the above described retirement benefit plans. Instead, we provide Mr. Cawte with an annual payment equal to 16% of his combined base salary and performance bonus for him to invest in his personal retirement savings plan.

        None of our executive officers is entitled to payment of any benefits upon a change in control of Watts, except that our 2004 Stock Incentive Plan, 1996 Stock Option Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested stock options, shares of restricted stock, and restricted stock units will become fully vested.

Stock Ownership Guidelines

        The Compensation Committee monitors compliance with the stock ownership guidelines approved by the Compensation Committee for all executive officers and other members of senior management. For 2009, these guidelines required our Chief Executive Officer to hold shares of our stock with a value of at least five times the amount of his base salary. All of our other executive officers and certain members of senior management were required to hold shares of our stock with a value of at least twice the amount of their base salary. Beginning in 2010, our Chief Financial Officer and Chief Operating Officer will be required to hold shares of our stock with a value of at least three times the amount of their base salary. In determining the number of shares owned by an executive, the Compensation Committee takes into account shares held directly, the vested shares underlying restricted stock units purchased by the executive under our Management Stock Purchase Plan and unvested shares of restricted stock but not stock options. Our officers are expected to comply with these requirements within five years of their election or appointment as an officer. The Compensation Committee evaluates compliance with these guidelines in connection with making its compensation decisions and recommendations at its regularly scheduled third quarter meeting. Compliance is typically measured based on stock ownership as of the last day of the second quarter. At the end of the second quarter of 2009, all but one of our named executive officers who have been executive officers of Watts for five or more years were in compliance with our stock ownership guidelines.

Impact of Regulatory Requirements

        The financial reporting and income tax consequences to Watts of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation paid to our executive officers. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for our executive officers with the desire to maximize the immediate deductibility of compensation, while ensuring an appropriate and transparent impact on reported earnings and other financial measures.

        In making its compensation decisions, the Compensation Committee has considered that the Internal Revenue Service, or IRS, pursuant to Internal Revenue Code Section 162(m), generally disallows a tax deduction for compensation in excess of $1 million paid to our Chief Executive officer and to each other officer (other than the Chief Executive Officer and Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Securities Exchange Act of 1934 by reason of being among the three most highly compensated executive officers. However, certain compensation that qualifies as "performance-based compensation" under the requirements of Section 162(m) is exempt from this deduction limit. As a result, the Compensation Committee has designed much of the total compensation packages for our executive officers to qualify for the performance-based compensation exemption from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m) if the Compensation Committee believes such elements are appropriate and in the best interest of Watts and its stockholders. All of the compensation paid to our executive officers in 2009 was deductible.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2009.

The Compensation Committee
Richard J. Cathcart, Chairman Ralph E. Jackson, Jr. Gordon W. Moran Daniel J. Murphy, III

EXECUTIVE COMPENSATION

Compensation Summary

        The following table contains information with respect to the compensation for the fiscal years ended December 31, 2009, 2008 and 2007 of our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers serving as executive officers at the end of the last completed fiscal year other than the Chief Executive Officer and Chief Financial Officer. We refer to the executive officers identified in this table as our "named executive officers."

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)		Total ($)

Patrick S. O'Keefe	2009	666,042	600,243	291,102	828,944	(5)	726,669	(6)	34,759	(7)	3,147,759
President and Chief	2008	675,000	533,797	303,096	548,564	(8)	504,070		29,450		2,593,977
Executive Officer	2007	645,000	1,079,401	382,605	400,995	(9)	541,320		28,829		3,078,150

William C. McCartney	2009	312,417	188,750	145,551	280,820	(10)	317,345	(11)	20,593	(12)	1,265,476
Chief Financial Officer	2008	316,667	187,454	151,548	185,836	(13)	163,320		21,531		1,026,356
and Treasurer	2007	304,000	294,027	191,303	135,876	(14)	203,565		19,003		1,147,774

David J. Coghlan	2009	383,333	131,700	145,551	385,160	(15)	50,384		95,770	(16)	1,191,898
Chief Operating Officer	2008	216,667	146,750	151,548	95,767		—		142,266		752,998

J. Dennis Cawte	2009	260,323	197,897	97,034	87,864	(18)	—	(19)	127,699	(20)	770,817
Group Managing	2008	260,145	138,871	101,032	179,313	(21)	—	(19)	92,839		772,200
Director, Europe(17)	2007	318,057	212,964	127,535	68,498	(22)	—	(19)	138,762		865,816

Michael P. Flanders	2009	274,083	153,466	97,034	252,710	(23)	31,983		185,851	(24)	995,127
President, Asia	2008	278,667	97,824	101,032	106,964	(25)	28,472		17,997		630,956
	2007	56,410	—	—	—		—		1,788		58,198

(1)
The amounts shown in this column reflect the grant date fair value of restricted stock awards under our 2004 Stock Incentive Plan and restricted stock units purchased under our Management Stock Purchase Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The amounts in this column attributable to restricted stock units purchased under our Management Stock Purchase Plan relate to restricted stock units purchased in February of the year indicated using all or a portion of the named executive officer's bonus award for the prior year. For example, the amounts shown for 2009 include amounts attributable to restricted stock units purchased by the named executive officers in February 2009 using all or a portion of their 2008 bonus award shown in the Non-Equity Incentive Plan Compensation column for 2008. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 13 to our audited consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(2)
The amounts shown in this column reflect the grant date fair value of stock options granted under our 2004 Stock Incentive Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 13 to our audited consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(3)
The amounts shown in this column reflect amounts earned for 2009, 2008 and 2007 under our Executive Incentive Bonus Plan. All or a portion of the amounts shown in this column for 2009, 2008 and 2007 have been converted to restricted stock units under our Management Stock Purchase Plan as of February 19, 2010, February 13, 2009 and February 15, 2008, respectively. Each of the named executive officers made an election under our Management Stock Purchase Plan to receive restricted stock units in lieu of a specified percentage of his annual incentive cash bonus. The number of restricted stock units awarded to each named executive officer as of February 19, 2010 was determined by dividing the named executive officer's election amount by $19.87, which was 67% of $29.65, the closing price of our class A common stock on February 19, 2010. The number of restricted stock units awarded to each named executive officer as of February 13, 2009 was determined by dividing the named executive officer's election amount by $13.25, which was 67% of $19.78, the closing price of our class A common stock on February 13, 2009. The number of restricted stock units awarded to each named executive officer as of February 15, 2008 was determined by dividing the named executive officer's election amount by $19.09, which was 67% of $28.49, the closing price of our class A common stock on February 15, 2008. Each restricted stock unit vests in three equal annual installments beginning one year after the date of grant. At the end of the deferral period specified by the named executive officer under the Management Stock Purchase Plan, we will issue one share of class A common stock for each vested restricted stock unit. Cash dividends equivalent to those paid on our class A common stock will be credited to the named executive officer's account for non-vested restricted stock units and will be paid in cash to such person when such restricted stock units become vested. Such dividends will also be paid in cash to individuals for vested restricted stock units held during any deferral period.

(4)
The amounts shown in this column reflect the aggregate change in actuarial present value of the named executive officer's accumulated benefit under our Pension Plan and our Supplemental Plan from January 1 to December 31 of each year. The amounts shown in this column do not reflect the amounts recognized for financial statement reporting purposes. Mr. O'Keefe has deferred compensation under our Nonqualified Deferred Compensation Plan, but he did not earn above-market or preferential returns on these amounts during 2009, 2008 or 2007.

(5)
Mr. O'Keefe elected to use his entire 2009 annual bonus of $828,944 to purchase 41,718 restricted stock units under our Management Stock Purchase Plan.

(6)
For Mr. O'Keefe, $340,626 of the change in pension value for 2009 is attributable to benefits accrued during the year. The remaining $386,043 is due to the effect of Mr. O'Keefe being one year closer to his assumed retirement age and changes in the assumptions underlying the present value calculations at the end of 2008 and 2009, including a change in the discount rate for the Supplemental Plan from 6.375% to 6.0% and changes in the mortality assumptions underlying the calculations for both the Pension Plan and the Supplemental Plan. See footnote 1 following the 2009 Pension Benefits table for more details on these assumptions.

(7)
The amount indicated for Mr. O'Keefe in the All Other Compensation column for 2009 consists of automobile lease and maintenance expenses of $28,792, term life and accidental death and dismemberment insurance premiums, automobile insurance payments, and the cost of a comprehensive annual physical examination.

(8)
Mr. O'Keefe elected to use his entire 2008 annual bonus of $548,564 to purchase 41,401 restricted stock units under our Management Stock Purchase Plan.

(9)
Mr. O'Keefe elected to use his entire 2007 annual bonus of $400,995 to purchase 21,005 restricted stock units under our Management Stock Purchase Plan.

(10)
Mr. McCartney elected to use 50% of his 2009 annual bonus, or $140,410, to purchase 7,066 restricted stock units under our Management Stock Purchase Plan.

(11)
For Mr. McCartney, none of the change in pension value for 2009 is attributable to benefits accrued during the year. The entire amount of the change shown in the table is due to the effect of Mr. McCartney being one year closer to his assumed retirement age and changes in the assumptions underlying the present value calculations at the end of 2008 and 2009, including a change in the discount rate for the Supplemental Plan from 6.375% to 6.0% and changes in the mortality assumptions underlying the calculations for both the Pension Plan and the Supplemental Plan. See footnote 1 following the 2009 Pension Benefits table for more details on these assumptions.

(12)
The amount indicated for Mr. McCartney in the All Other Compensation column for 2009 consists of automobile lease and maintenance expenses, term life and accidental death and dismemberment insurance premiums, automobile insurance payments, and the incremental cost to Watts of sporting event tickets used by Mr. McCartney.

(13)
Mr. McCartney elected to use 50% of his 2008 annual bonus, or $92,918, to purchase 7,012 restricted stock units under our Management Stock Purchase Plan.

(14)
Mr. McCartney elected to use 50% of his 2007 annual bonus, or $67,938, to purchase 3,558 restricted stock units under our Management Stock Purchase Plan.

(15)
Mr. Coghlan elected to use 50% of his 2009 annual bonus, or $192,580, to purchase 9,691 restricted stock units under our Management Stock Purchase Plan.

(16)
The amount indicated for Mr. Coghlan in the All Other Compensation column for 2009 consists of relocation expenses paid by Watts of $69,050, an automobile allowance, tax gross-up payments relating to relocation expenses, term life and accidental death and dismemberment insurance premiums, and the incremental cost to Watts of sporting event tickets used by Mr. Coghlan.

(17)
The dollar amounts shown for Mr. Cawte under the Salary, Non-Equity Incentive Plan Compensation and All Other Compensation columns have been converted from British pounds into U.S. dollars based on the following interbank conversion rates in effect on the following dates:

      2009: 1.5612 U.S dollars for one British pound as of February 19, 2010

      2008: 1.4294 U.S. dollars for one British pound as of February 13, 2009

      2007: 1.9613 U.S. dollars for one British pound as of February 15, 2008

(18)
Mr. Cawte elected to use his entire 2009 annual bonus of $87,864 to purchase 4,421 restricted stock units under our Management Stock Purchase Plan. The number of restricted stock units awarded to Mr. Cawte was determined based on the conversion rate of 1.5612 U.S. dollars for one British pound as of February 19, 2010, the grant date of restricted stock units under the Management Stock Purchase Plan.

(19)
Mr. Cawte does not participate in our Pension Plan or our Supplemental Plan.

(20)
The amount indicated for Mr. Cawte in the All Other Compensation column for 2009 consists of $74,936 paid to Mr. Cawte for investment in his personal retirement savings plan, disability and health insurance premiums of $31,921, and an automobile allowance.

(21)
Mr. Cawte elected to use his entire 2008 annual bonus of $179,313 to purchase 13,533 restricted stock units under our Management Stock Purchase Plan. The number of restricted stock units awarded to Mr. Cawte was determined based on the conversion rate of 1.4294 U.S. dollars for one British pound as of February 13, 2009, the grant date of restricted stock units under the Management Stock Purchase Plan.

(22)
Mr. Cawte elected to use his entire 2007 annual bonus of $68,498 to purchase 3,588 restricted stock units under our Management Stock Purchase Plan. The number of restricted stock units awarded to Mr. Cawte was determined based on the conversion rate of 1.9613 U.S. dollars for one British pound as of February 15, 2008, the grant date of restricted stock units under the Management Stock Purchase Plan.

(23)
Mr. Flanders elected to use his entire 2009 annual bonus of $252,710 to purchase 12,718 restricted stock units under our Management Stock Purchase Plan.

(24)
The amount indicated for Mr. Flanders in the All Other Compensation column for 2009 includes automobile lease and maintenance expenses, automobile insurance payments and term life and accidental death and dismemberment insurance premiums. In addition, in June 2009, Mr. Flanders agreed to relocate from the United States to China to become President of our operations in China. In connection with his relocation to China, we provided Mr. Flanders with customary expatriate benefits to address the unique circumstances arising from living and working abroad. The amount indicated for Mr. Flanders in the All Other Compensation column for 2009 also includes the cost of these expatriate benefits, including $77,183 in tax equalization payments, $55,010 for housing, school tuition for Mr. Flanders' child, use of a car and driver for personal transportation, Chinese language classes for Mr. Flanders and his wife and relocation costs. Amounts paid in Chinese renminbi have been converted to U.S. dollars as of February 19, 2010 at a rate of 0.1461 U.S. dollars for one Chinese renminbi.

(25)
Mr. Flanders elected to use his entire 2008 annual bonus of $106,964 to purchase 8,072 restricted stock units under our Management Stock Purchase Plan.

Grants of Plan-Based Awards

        The following table shows information concerning grants of plan-based awards made during 2009 to the named executive officers.

2009 GRANTS OF PLAN-BASED AWARDS

									Stock Awards: Number of Shares of Stock or Units (#)		Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
			Date of Compensation Committee or Board of Directors Action									Exercise or Base Price of Option Awards ($/Sh)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Type(1)	Grant Date		Threshold ($)	Target ($)		Maximum ($)

Patrick S. O'Keefe	EIBP	—	—	0	625,500		1,251,000		—		—	—	—
	MSPP	2/13/09	—	—	—		—		41,401	(3)	—	—	336,843
	SIP	7/31/09	7/27/09	—	—		—		10,000		—	—	263,400
	SIP	7/31/09	7/27/09	—	—		—		—		30,000	26.34	291,102

William C. McCartney	EIBP	—	—	0	211,900		423,800		—		—	—	—
	MSPP	2/13/09	—	—	—		—		7,012	(4)	—	—	57,050
	SIP	7/31/09	7/27/09	—	—		—		5,000		—	—	131,700
	SIP	7/31/09	7/27/09	—	—		—		—		15,000	26.34	145,551

David J. Coghlan	EIBP	—	—	0	260,000		520,000		—		—	—	—
	SIP	7/31/09	7/27/09	—	—		—		5,000		—	—	131,700
	SIP	7/31/09	7/27/09	—	—		—		—		15,000	26.34	145,551

J. Dennis Cawte	EIBP	—	—	0	135,821	(5)	271,642	(5)	—		—	—	—
	MSPP	2/13/09	—	—	—		—		13,533	(6)	—	—	110,106
	SIP	7/31/09	7/27/09	—	—		—		3,333		—	—	87,791
	SIP	7/31/09	7/27/09	—	—		—		—		10,000	26.34	97,034

Michael P. Flanders	EIBP	—	—	0	157,300		314,600		—		—	—	—
	MSPP	2/13/09	—	—	—		—		8,072	(7)	—	—	—
	SIP	7/31/09	7/27/09	—	—		—		3,333		—	—	87,791
	SIP	7/31/09	7/27/09	—	—		—		—		10,000	26.34	97,034

(1)
"EIBP" indicates cash awards under our Executive Incentive Bonus Plan, "MSPP" indicates awards of restricted stock units under our Management Stock Purchase Plan, and "SIP" indicates stock option or restricted stock awards under our 2004 Stock Incentive Plan.

(2)
The amounts shown in this column represent the grant date fair value of each equity award as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(3)
Mr. O'Keefe received 41,401 restricted stock units in lieu of receiving his entire fiscal 2008 bonus of $548,564.

(4)
Mr. McCartney received 7,012 restricted stock units in lieu of receiving 50% of his fiscal 2008 bonus of $185,836, or $92,918.

(5)
The dollar amounts shown for Mr. Cawte under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards columns have been converted from British pounds into U.S. dollars based on the conversion rate of 1.5612 U.S. dollars for one British pound as of February 19, 2010.

(6)
Mr. Cawte received 13,533 restricted stock units in lieu of receiving his entire fiscal 2008 bonus of $179,313.

(7)
Mr. Flanders received 8,072 restricted stock units in lieu of receiving his entire fiscal 2008 bonus of $106,964.

        The Compensation Committee approved the participants in our Executive Incentive Bonus Plan for fiscal 2009 at a meeting held on February 9, 2009. The target amounts shown under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column reflect the payments that would have been made to the named executive officers if we had achieved 100% of each of the performance objectives under the Executive Incentive Bonus Plan. The maximum amounts are 200% of such target amounts. Participants in the Executive Incentive Bonus Plan would have received no bonus payments if we had not exceeded the threshold performance levels under all of their assigned performance objectives. Target bonus amounts under the Executive Incentive Bonus Plan are determined as a percentage of base salary. For 2009, the target bonus amounts as a percentage of base salary for each of the named executive officers were 90% for Mr. O'Keefe, 65% for each of Mr. McCartney and Mr. Coghlan, 50% for Mr. Cawte and 55% for Mr. Flanders.

        Under the terms of our Management Stock Purchase Plan, the grant date for restricted stock units purchased by our executives is deemed to be the third business day after the date on which we release our year-end earnings to the public. We released our 2008 earnings to the public on February 10, 2009, and the date of grant of the restricted stock units was February 13, 2009. The number of restricted stock units shown under the Stock Awards column reflects the number of shares purchased by the named executive officers out of their bonus payments earned for fiscal 2008 under the Executive Incentive Bonus Plan. Each of the named executive officers made an election under the Management Stock Purchase Plan prior to December 31, 2007 to receive restricted stock units in lieu of a specified percentage or dollar amount of his cash bonus for fiscal 2008 under the Executive Incentive Bonus Plan. The number of restricted stock units was determined by dividing the named executive officer's election amount by $13.25, which was 67% of $19.78, the closing sale price of our class A common stock on February 13, 2009. The restricted stock units vest in three equal annual installments beginning one year after the date of grant. At the end of the deferral period specified by the named executive officer under the Management Stock Purchase Plan, we will issue one share of class A common stock for each vested restricted stock unit. Cash dividends, equivalent to those paid on our class A common stock will be credited to the named executive officer's account for non-vested restricted stock units and will be paid in cash to the named executive officer when such restricted stock units become vested. Dividends will also be paid in cash to individuals for vested restricted stock units held during any deferral period.

        The Compensation Committee has adopted a practice that our annual awards of stock options and restricted stock should be granted as of the third business day following the release of our most recent quarterly earnings to the public. The purpose for setting the grant date of stock options on a day following the release of our most recent quarterly earnings to the public is to ensure that we are using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information. On July 27, 2009, the Compensation Committee approved the grant of stock options and restricted stock as of the third business day following the release of our second quarter earnings to the public. Our second quarter earnings press release was issued on July 28, 2009, and the date of grant of the stock options and restricted stock awards for fiscal 2009 was July 31, 2009. The exercise price of the stock options is $26.34, which was the closing sale price of our class A common stock on July 31, 2009. All stock options and restricted stock awards were granted under our 2004 Stock Incentive Plan. The stock options vest over four years at the rate of 25% per year beginning on the first anniversary of the date of grant. Vested stock options terminate upon the earlier of six months following termination of employment, subject to certain exceptions, or ten years from the date of grant. The restricted stock awards vest over three years at a rate of 33 1/3% each year beginning on the first anniversary of the date of grant. Unvested shares of restricted stock are automatically forfeited upon termination of an executive officer's employment for any reason other than death or disability.

        Stock options we grant under the 2004 Stock Incentive Plan may be either incentive or nonqualified options. In 2006, the Compensation Committee switched from granting incentive stock options to granting nonqualified stock options because the exercise of a nonqualified stock option results in a tax deduction for Watts that is not available in connection with the exercise of an incentive stock option. Under the 2004 Stock Incentive Plan, the exercise price for incentive stock option grants equals the market price of the class A common stock on the date of the grant with an exception for executives who own more than 10% of the combined voting power of our stock; for those employees, the exercise price is equal to 110% of the market price on the date of the grant. Under the 2004 Stock Incentive Plan, nonqualified stock options have an exercise price which may be no less than 50% of the market price on the date of the grant, although we have not granted any stock options under the 2004

Stock Incentive Plan with an exercise price below fair market value. We use the closing sale price of our class A common stock on the New York Stock Exchange on the date of grant to determine the exercise price of our stock options. The term of options under the 2004 Stock Incentive Plan is generally 10 years, with the exception of incentive stock option grants to owners of more than 10% of the combined voting power of our stock, in which case such grants terminate after five years. The Compensation Committee granted stock options for the purchase of an aggregate of 211,000 shares to 49 of our employees in 2009.

        Restricted stock awarded under the 2004 Stock Incentive Plan vests 33 1/3% per year over three years beginning with the first anniversary of the date of grant. The restricted stock award is an outright grant of stock to our employees at no cost to the employee. The stock is issued in the employee's name, the employee is able to vote the stock and the employee receives dividend payments on the stock. However, until the stock vests, the employee is not allowed to sell the stock, and any unvested shares of restricted stock are automatically forfeited back to Watts if the recipient's employment is terminated other than as a result of death or disability. Unvested shares of restricted stock are held in the employee's name in a special restricted account by our transfer agent in order to ensure that the shares are not sold prior to vesting and to facilitate transfer of unvested shares back to Watts in the event the recipient's employment is terminated. When the shares of restricted stock vest, the vested shares are issued to the employee and are no longer subject to restrictions on transfer or forfeiture. The Compensation Committee granted an aggregate of 68,330 shares of restricted stock to 45 of our employees in 2009.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows information regarding unexercised stock options and unvested restricted stock and restricted stock units held by the named executive officers as of December 31, 2009.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Patrick S. O'Keefe	7/24/02	50,000	0	15.75	7/24/12	—		—
	8/6/03	50,000	0	17.50	8/6/13	—		—
	8/3/04	50,000	0	25.02	8/3/14	—		—
	8/5/05	50,000	0	32.07	8/5/15	—		—
	8/4/06	18,750	6,250	35.20	8/4/16	—		—
	8/3/07	15,000	15,000	33.36	8/3/17	—		—
	8/1/08	7,500	22,500	29.35	8/1/18	—		—
	7/31/09	0	30,000	26.34	7/31/19	—		—
	2/16/07	—	—	—	—	14,807	(4)	457,832
	8/3/07	—	—	—	—	3,334	(5)	103,087
	2/15/08	—	—	—	—	14,003	(4)	432,973
	8/1/08	—	—	—	—	6,667	(5)	206,144
	2/13/09	—	—	—	—	41,401	(4)	1,280,119
	7/31/09	—	—	—	—	10,000	(5)	309,200

William C. McCartney	8/20/01	25,000	0	15.45	8/20/11	—		—
	7/24/02	25,000	0	15.75	7/24/12	—		—
	8/6/03	25,000	0	17.50	8/6/13	—		—
	8/3/04	25,000	0	25.02	8/3/14	—		—
	8/5/05	25,000	0	32.07	8/5/15	—		—
	8/4/06	9,375	3,125	35.20	8/4/16	—		—
	8/3/07	7,500	7,500	33.36	8/3/17	—		—
	8/1/08	3,750	11,250	29.35	8/1/18	—		—
	7/31/09	0	15,000	26.34	7/31/19	—		—
	2/16/07	—	—	—	—	2,526	(4)	78,104
	8/3/07	—	—	—	—	1,667	(5)	51,544
	2/15/08	—	—	—	—	2,372	(4)	73,342
	8/1/08	—	—	—	—	3,334	(5)	103,087
	2/13/09	—	—	—	—	7,012	(4)	216,811
	7/31/09	—	—	—	—	5,000	(5)	154,600

David J. Coghlan	8/1/08	3,750	11,250	29.35	8/1/18	—		—
	7/31/09	0	15,000	26.34	7/31/19	—		—
	8/1/08	—	—	—	—	3,334	(5)	103,087
	7/31/09	—	—	—	—	5,000	(5)	154,600

J. Dennis Cawte	10/10/01	4,000	0	13.40	10/10/11	—		—
	7/24/02	10,000	0	15.75	7/24/12	—		—
	8/6/03	15,000	0	17.50	8/6/13	—		—
	8/3/04	15,000	0	25.02	8/3/14	—		—
	8/5/05	15,000	0	32.07	8/5/15	—		—
	8/4/06	5,625	1,875	35.20	8/4/16	—		—
	8/3/07	5,000	5,000	33.36	8/3/17	—		—
	8/1/08	2,500	7,500	29.35	8/1/18	—		—
	7/31/09	0	10,000	26.34	7/31/19	—		—
	2/16/07	—	—	—	—	2,021	(4)	62,489
	8/3/07	—	—	—	—	1,111	(5)	34,352
	2/15/08	—	—	—	—	2,392	(4)	73,961
	8/1/08	—	—	—	—	2,222	(5)	68,704
	2/13/09	—	—	—	—	13,533	(4)	418,440
	7/31/09	—	—	—	—	3,333	(5)	103,056

Michael P. Flanders	8/1/08	2,500	7,500	29.35	8/1/18	—		—
	7/31/09	0	10,000	26.34	7/31/19	—		—
	8/1/08	—	—	—	—	2,222	(5)	68,704
	2/13/09	—	—	—	—	8,072	(4)	249,586
	7/31/09	—	—	—	—	3,333	(5)	103,056

(1)
The stock options were granted under the 2004 Stock Incentive Plan and vest 25% per year beginning on the first anniversary of the date of grant.

(2)
The restricted stock units and restricted stock awards listed in this column vest over three years in equal annual installments beginning on the first anniversary of the date of grant.

(3)
In accordance with SEC rules, the market value of unvested shares of restricted stock and restricted stock units is determined by multiplying the number of such shares and units by $30.92, the closing market price of our class A common stock on December 31, 2009.

(4)
Consists of restricted stock units purchased under the Management Stock Purchase Plan.

(5)
Consists of shares of restricted stock awarded under our 2004 Stock Incentive Plan.

Option Exercises and Stock Vested

        The following table shows amounts received by the named executive officers upon exercise of stock options and vesting of restricted stock and restricted stock units during 2009.

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Patrick S. O'Keefe	—	—	40,566	259,814	(3)

William C. McCartney	—	—	10,241	128,310	(4)

David J. Coghlan	—	—	1,666	43,882

J. Dennis Cawte	—	—	8,950	83,263	(5)

Michael P. Flanders	—	—	1,111	29,264

(1)
Reflects shares of class A common stock underlying restricted stock units purchased under the Management Stock Purchase Plan and shares of restricted stock awarded under the 2004 Stock Incentive Plan.

(2)
The value realized on vesting of restricted stock awards is determined by multiplying the number of shares that vested by the fair market value of our class A common stock on the vesting date. The value realized on vesting of restricted stock units represents the difference between the purchase price paid by the named executive officer for the vesting shares and the fair market value of our class A common stock on the vesting date.

(3)
Pursuant to the Management Stock Purchase Plan, Mr. O'Keefe has elected to defer receipt of shares representing $4,831 of the value recognized on vesting until February 15, 2011.

(4)
Pursuant to the Management Stock Purchase Plan, Mr. McCartney has elected to defer receipt of shares representing $818 of the value recognized on vesting until February 15, 2011.

(5)
Pursuant to the Management Stock Purchase Plan, Mr. Cawte has elected to defer receipt of shares representing $825 of the value recognized on vesting until February 15, 2011.

 Pension Benefits

        We maintain two defined benefit plans. The Watts Water Technologies, Inc. Pension Plan, which we refer to as the Pension Plan, provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The Watts Water Technologies, Inc. Supplemental Employees Retirement Plan, which we refer to as the Supplemental Plan, provides several levels of benefits. The Supplemental Plan provides additional monthly benefits to (i) a select group of key executives, (ii) individuals who were projected to receive reduced benefits as a result of changes made to the Pension Plan to comply with the Tax Reform Act of 1986 under Tier 2, and (iii) executives who will be affected by IRS and other plan-specific limits on Pension Plan Compensation. Details of these provisions are described below.

        The 2009 Pension Benefits Table below shows the named executive officers' years of benefit service, present value of accumulated benefit and payments during the last fiscal year under each of the plans. The following questions and answers provide you with information on the Pension Plan and the Supplemental Plan to assist you in understanding the 2009 Pension Benefits Table.

What does the term "Present Value of Accumulated Benefit" mean?

        The "Present Value of Accumulated Benefit" is the lump-sum value as of December 31, 2009 of the annual pension benefit earned as of December 31, 2009 payable under a plan for the executive's life beginning on the named executive officer's normal retirement age, reflecting current years of benefit service, current Final Average Compensation (generally the highest five consecutive years of the last ten), and current statutory and plan-specific benefit and pay limits. The normal retirement age is defined as age 65 under the Pension Plan and Tiers 2, 3 and 4 of the Supplemental Plan, and is defined as age 62 under Tiers 1-T, 1 and 1-A of the Supplemental Plan, as described below. Certain assumptions were used to determine the lump-sum value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described immediately following the 2009 Pension Benefits Table.

Pension Plan

What are the material terms and conditions of the Pension Plan?

        The eligibility requirements of the Pension Plan are attainment of age 21 and one year of service of 1,000 or more hours. The Pension Plan provides for monthly benefits to, or on behalf of, each covered employee at age 65 and has provisions for early retirement after ten years of service and attainment of age 55 and surviving spouse benefits after five years of service. Covered employees who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The Pension Plan is subject to the Employee Retirement Income Security Act of 1974, as amended.

        The annual normal retirement benefit for employees under the Pension Plan is 1.67% of Final Average Compensation multiplied by years of benefit service (maximum 25 years), reduced by the Maximum Offset Allowance (as defined in the Pension Plan). For employment terminations after the 2001 plan year, annual compensation in excess of $200,000 per year (subject to cost of living adjustments) is disregarded under the Pension Plan for all purposes. For plan year 2009, this limit is $245,000. Compensation recognized under the Pension Plan includes base salary and annual cash bonus.

        In addition, benefits provided under the Pension Plan may not exceed an annual benefit limit under the Internal Revenue Code. In 2009, this limit was $195,000 payable as a single life annuity beginning at normal retirement age in 2009.

Are the named executive officers eligible for unreduced pensions at any age before normal retirement age?

        Participants may retire early at age 55 with 10 years of service, or at age 62 with 5 years of service. However, pension benefits under the Pension Plan are reduced for commencement prior to normal retirement age (age 65). Pension benefits are reduced by 5/9ths of 1% for each of the first 60 months and by 5/18ths of 1% for each of the next 60 months by which commencement of benefits precedes the normal retirement date.

What are the specific elements of compensation included in applying the payment and benefit formula?

        For the Pension Plan, compensation means the total compensation payable by Watts as reportable to the Federal Government for income tax purposes on Form W-2. Compensation also includes contributions to our 401(k) plan and any salary deferrals under our health care or dependent care reimbursement plans. Compensation does not include contributions made under the salary deferral agreements in conjunction with the Nonqualified Deferred Compensation Plan and the Management Stock Purchase Plan. In addition, compensation does not include stock awards, options or other taxable fringe benefits. For 2009 and 2010, compensation in excess of $245,000 is disregarded for purposes of determining benefits under the Pension Plan.

What is our policy with regard to granting extra years of benefit service?

        An eligible employee earns one year of benefit service for each plan year in which he completes 1,000 hours of service. Additional years of benefit service are not granted to participants in this plan, and no extra years of benefit service have been granted to the named executive officers. Their respective years of benefit service are included in the 2009 Pension Benefits Table.

Are lump sums available?

        Lump sums are generally only available on de minimis amounts (under $5,000). Based on current benefit levels, the named executive officers' benefits are only payable in the form of an annuity with monthly benefit payments.

Why do we have a Pension Plan?

        The Pension Plan was designed to provide tax-qualified pension benefits to employees. Because benefits under our Pension Plan increase with an employee's period of service and earnings, we believe the Pension Plan encourages our employees to make long-term commitments to Watts and thus serves as an important retention tool.

Is the Pension Plan funded?

        Yes. Benefits under the Pension Plan are funded by an irrevocable tax-exempt trust held at First State Trust Company. An executive's benefits under the Pension Plan are payable from the assets held by the tax-exempt trust.

Supplemental Plan

What are the material terms and conditions of the Supplemental Plan?

        The Supplemental Plan provides additional monthly benefits to (i) a select group of key executives under Tier 1-T, Tier 1 or Tier 1-A, (ii) individuals who were projected to receive reduced benefits as a result of changes made to the Pension Plan to comply with the Tax Reform Act of 1986 under Tier 2, and (iii) executives who will be affected by IRS and other plan-specific limits on Pension Plan Compensation under Tier 3 or Tier 4. With regard to the latter, Tier 3 of the Supplemental Plan includes any compensation actually paid in excess of the statutory qualified Pension Plan limit, while

Tier 4 includes any amounts of deferred compensation that would otherwise have been treated as pensionable wages under the qualified Pension Plan.

        As approved by the Board of Directors, key executives in the select group under item (i) above may be eligible for Tier 1-T, Tier 1 or Tier 1-A benefits.

        Tier 1-T benefits are provided to a select group of key executives, including Mr. O'Keefe. The annual benefit under this Tier payable at normal retirement is equal to the difference between (1) 3.00% of the highest three-year Average Compensation multiplied by years of service, to a maximum of 50% of Average Compensation and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62.

        Tier 1 benefits are provided to a select group of key executives, including Mr. McCartney. The annual benefit under this Tier payable at normal retirement is equal to the difference between (1) 2% of the highest three-year Average Compensation multiplied by years of service up to ten years, plus 3% of Average Compensation times years of service in excess of ten years (but not to exceed a total of 20 years), to a maximum of 50% of Average Compensation and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62.

        Tier 1-A benefits are provided to a select group of key executives. The annual benefit payable under this Tier payable at normal retirement is equal to the difference between (1) 1.75% of the highest three-year Average Compensation multiplied by years of service up to ten years, plus 2.25% of Average Compensation times years of service in excess of ten years (but not to exceed a total of 20 years), to a maximum of 40% of Average Compensation and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62. None of the named executive officers is eligible for a benefit under Tier 1-A of the Supplemental Plan.

        Tier 2 benefits are provided to individuals not covered under Tier 1-T, Tier 1 or Tier 1-A who were projected to receive reduced benefits as a result of changes made to the Pension Plan to comply with the Tax Reform Act of 1986. The annual normal retirement benefit payable under this Tier is equal to the difference between (1) the pre-Tax Reform Act formula of 45% of Final Average Compensation less 50% of the participant's Social Security Benefit, the result prorated for years of service less than 25, and (2) the Pension Plan formula above. For the 2009 Plan Year, Annual Compensation in excess of $455,575 is disregarded for all purposes under Tier 2 of the Supplemental Plan. None of the named executive officers is eligible for a benefit under Tier 2 of the Supplemental Plan.

        Tier 3 and Tier 4 benefits are provided to all individuals who participate in the Pension Plan who will be affected by IRS or other plan-specific limits on Pension Plan compensation. The annual normal retirement benefit payable under these Tiers is based on the Pension Plan formula set forth above, with Annual Compensation in excess of $364,460 disregarded. Compensation recognized under the Supplemental Plan is Form W-2 pay, including amounts deferred under the Management Stock Purchase Plan, the Nonqualified Deferred Compensation Plan, and pursuant to Sections 401(k) and 125 of the Internal Revenue Code, but excluding income realized upon the exercise of stock options.

        Mr. Cawte does not participate in either the Pension Plan or the Supplemental Plan.

Are the named executive officers eligible for unreduced pensions at any age before normal retirement age?

        The normal retirement age is defined as age 65 under Tiers 2, 3 and 4 of the Supplemental Plan, and is defined as age 62 under Tiers 1-T, 1 and 1-A of the Supplemental Plan. As such, Messrs. O'Keefe and McCartney are eligible for an unreduced Supplemental Plan benefit at age 62.

        Participants may retire early at age 55 with 10 years of service or at age 62 with 5 years of service years under Tiers 2, 3, and 4 of the Supplemental Plan and at age 55 with 5 years of service under Tiers 1-T, 1, and 1-A. However, pension benefits under the Supplemental Plan are reduced for commencement prior to normal retirement age. Pension benefits are reduced by 5/9ths of 1% for each of the first 60 months (24 months for Tiers 1-T, 1 and 1-A) and by 5/18ths of 1% for each of the next 60 months by which commencement of benefits precedes the normal retirement date.

What are the specific elements of compensation included in applying the payment and benefit formula?

        For the Supplemental Plan, Compensation means the total compensation payable by Watts as reportable to the Federal Government for income tax purposes on Form W-2. Compensation also includes contributions to the Watts 401(k) plan and any salary deferrals under our health care or dependent care reimbursement plans. Compensation also includes contributions made under the salary deferral agreements in conjunction with the Nonqualified Deferred Compensation Plan and the Management Stock Purchase Plan. Compensation does not include stock awards, options or other taxable fringe benefits. For benefits under Tiers 2, 3 and 4, compensation is subject to the annual limits described above. For benefits under Tiers 1-T, 1 and 1-A, compensation is not limited.

Is the Supplemental Plan funded?

        No. The Supplemental Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Supplemental Plan are general unsecured creditors of Watts with respect to the payment of their Supplemental Plan benefits.

Why do we have a Supplemental Plan?

        The Supplemental Plan provides participants with benefits that may not be provided under the Pension Plan because of the limits on compensation and benefits. Subject to Compensation Committee approval, for a select group of key executives the Supplemental Plan also provides additional benefits and more favorable early retirement provisions in order to provide competitive retirement benefits for these executives.

What is our policy with regard to granting extra years of Benefit Service?

        Our policy with respect to the Supplemental Plan is identical to our policy with respect to the Pension Plan, as stated above.

Are lump sums available?

        Beginning in 2009, automatic lump sums will be paid to retirement eligible participants if the lump sum value of the Supplemental Plan benefit at retirement is less than $30,000. Based on current benefit levels, vested benefits for the named executive officers' are only payable in the form of an annuity with monthly benefit payments.

2009 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Patrick S. O'Keefe	Pension Plan	7.95	174,733	—

	Tiers 3 & 4 of Supplemental Plan	7.95	100,950	—

	Tier 1-T of Supplemental Plan	7.95	2,697,203	—

	Total:		2,972,886	—

William C. McCartney	Pension Plan	25	506,685	—

	Tiers 3 & 4 of Supplemental Plan	25	295,137	—

	Tier 1 of Supplemental Plan	20	1,566,381	—

	Total:		2,368,203	—

David J. Coghlan	Pension Plan	2	31,963	—

	Tiers 3 & 4 of Supplemental Plan	2	18,421	—

	Total:		50,384	—

J. Dennis Cawte	—	—	—	—

Michael P. Flanders	Pension Plan	2.57	42,951	—

	Tiers 3 & 4 of Supplemental Plan	2.57	17,504	—

	Total:		60,455	—

(1)
The assumptions regarding the calculation of the present value of the accumulated benefit are as follows:

•
Measurement Date: December 31, 2009

•
Interest Rate for Present Value: 6.0% for the Pension Plan and 6.0% for the Supplemental Plan

•
Mortality (Pre Commencement): None

•
Mortality (Post Commencement): The prescribed mortality assumption under Section 430(h)(3)(A) of the Internal Revenue Code for ERISA cash funding purposes, using static tables with separate mortality rates for annuitants and non-annuitants.

•
Withdrawal and disability rates: None

•
Retirement rates: None prior to normal retirement age

•
Normal Retirement Age: Age 65 under Pension Plan, Supplemental Plan Tiers 3 and 4; Age 62 under Supplemental Plan Tiers 1-T, 1 and 1-A

•
Accumulated benefit is calculated based on Benefit Service and Compensation as of December 31, 2009

•
All results shown are estimates only; actual benefits will be based on data, pay and service at time of retirement

 Nonqualified Deferred Compensation

        Our Nonqualified Deferred Compensation Plan is available to all of our employees whose annual compensation is greater than $90,000, including the named executive officers. Of the named executive officers, only Mr. O'Keefe has deferred compensation under the Nonqualified Deferred Compensation Plan and Mr. O'Keefe did not defer any compensation under the plan during 2009. Participants may defer up to 100% of base salary and bonus prior to the year in which the compensation will be earned. Participant deferrals are credited to an account, which may earn returns based on the participant's selection from a list of hypothetical investments. The investments generally mirror those provided in our 401(k) plan. The allocation of hypothetical investments may be changed once each year. The Nonqualified Deferred Compensation Plan is unfunded and therefore subject to the claims of creditors. We do not make any matching contributions to the Nonqualified Deferred Compensation Plan.

        Generally, account balances under the Nonqualified Deferred Compensation Plan may be paid at the earliest of termination of employment, normal retirement, early retirement, or becoming disabled as a lump sum or systematic installments over ten years. Account balances may be distributed prior to retirement only in the event of a financial hardship due to an unforeseeable emergency, but not in excess of the amount needed to meet the hardship. Distributions from the Nonqualified Deferred Compensation Plan to our officers cannot be made until at least six months after termination of employment. Mr. O'Keefe did not receive any distributions, or make any withdrawals, from the Nonqualified Deferred Compensation Plan during 2009.

2009 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Patrick S. O'Keefe	—	—	37,927	—	163,161

Potential Payments Upon Termination or Change in Control

        None of our named executive officers has any arrangement that provides for severance payments. Under our 2004 Stock Incentive Plan, upon the termination of employment of a participant for any reason other than death or disability, all unvested stock options immediately terminate and unvested shares of restricted stock are automatically forfeited back to Watts. If the participant's employment is terminated for cause, all stock options immediately terminate regardless of whether they are vested or unvested. If a participant's employment is terminated by reason of death or disability, all unvested stock options and shares of restricted stock immediately vest in full and the options may be exercised for a period of twelve months from the date of such termination of employment. Under our 1996 Stock Option Plan, upon termination of employment of a participant by reason of retirement or death or disability, stock options that were vested on the date of such termination of employment may be exercised for a period of three months from the date of termination. If a participant's employment is terminated for any other reason, all stock options granted under the 1996 Stock Option Plan terminate immediately regardless of whether they are vested or unvested. Under our Management Stock Purchase Plan, upon the termination of employment of a participant for any reason including death or disability, all vested restricted stock units will be exchanged for shares of class A common stock and the participant will receive a cash payment equal to the lesser of (1) the original purchase price paid for the unvested restricted stock units plus interest, or (2) an amount equal to the number of unvested restricted stock units multiplied by the fair market value of our class A common stock on the termination date.

        None of our named executive officers is entitled to payment of any benefits upon a change in control of Watts, except that our 2004 Stock Incentive Plan, 1996 Stock Option Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested stock options, shares of restricted stock, and restricted stock units will become fully vested. As of December 31, 2009, the named executive officers held the following unvested stock options, shares of restricted stock, and restricted stock units that would become fully vested upon a change in control.

Name	Number of Shares Underlying Unvested Options (#)	Value of Unvested Options ($)(1)	Number of Shares of Unvested Restricted Stock (#)	Value of Unvested Restricted Stock ($)(2)	Number of Shares Underlying Unvested Restricted Stock Units (#)	Value of Unvested Restricted Stock Units ($)(3)

Patrick S. O'Keefe	73,750	172,725	20,001	618,431	70,211	974,059

William C. McCartney	36,875	86,363	10,001	309,231	11,910	165,073

David J. Coghlan	26,250	86,363	8,334	257,687	—	—

J. Dennis Cawte	24,375	57,575	6,666	206,113	17,946	277,914

Michael P. Flanders	17,500	57,575	5,555	171,761	8,072	142,632

(1)
The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $30.92, the closing market price of our class A common stock on December 31, 2009, and then deducting the aggregate exercise price for these options.

(2)
The value of unvested shares of restricted stock was calculated by multiplying the number of shares of unvested restricted stock by $30.92, the closing market price of our class A common stock on December 31, 2009.

(3)
The value of unvested restricted stock units was calculated by multiplying the number of shares underlying unvested restricted stock units by $30.92, the closing market price of our class A common stock on December 31, 2009, and then deducting the aggregate purchase price paid for these restricted stock units.

        In the event their employment terminated as of December 31, 2009 in connection with a change in control of Watts, voluntary termination, death or disability, involuntary termination with cause, and involuntary termination without cause, the named executive officers would not receive any additional value under the Pension Plan or the Supplemental Plan over and above the value of their accumulated benefit as a result of their termination. Mr. O'Keefe is eligible for an early retirement benefit under Tier 1-T of the Supplemental Plan as of December 31, 2009. Mr. McCartney is eligible for an early retirement benefit under both the Pension Plan and Supplemental Plan as of December 31, 2009. In the event Mr. O'Keefe and Mr. McCartney retired as of December 31, 2009 and commenced a monthly annuity as of January 1, 2010, they would receive additional value under the plans as indicated below. While amounts shown are present values, benefits would be paid in the form of an annuity:

Name	Plan Name	Early Retirement Incremental Value

Patrick S. O'Keefe	Pension Plan	$0

	Tiers 3 & 4 of Supplemental Plan	$0

	Tier 1-T of Supplemental Plan	$380,238

	Total:	$380,238

William C. McCartney	Pension Plan	$39,575

	Tiers 3 & 4 of Supplemental Plan	$23,055

	Tier 1 of Supplemental Plan	$352,678

	Total:	$415,305

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires certain officers, directors and persons who own more than 10% of our class A common stock to file with the SEC and the New York Stock Exchange initial reports of ownership and changes in ownership of our stock and provide copies of such forms to us. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during the year ended December 31, 2009, all reports required by Section 16(a) to be filed by these persons were filed on a timely basis.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Although Delaware law does not require that the selection by the Audit Committee of our independent registered public accounting firm be approved each year by the stockholders, the members of the Audit Committee and the other members of the Board believe it is appropriate to submit the selection of the independent registered public accounting firm to the stockholders for their ratification. The Audit Committee and the Board recommend that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm for 2010. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider its selection.

        We expect that representatives of KPMG will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

        During 2009, KPMG provided various audit, audit-related and tax services to us. The Audit Committee has adopted policies and procedures which require the Audit Committee to pre-approve all audit and non-audit services performed by KPMG in order to ensure that the provision of such services does not impair KPMG's independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service we obtain from KPMG.

        The aggregate fees billed for professional services by KPMG in 2009 and 2008 for audit, audit-related, tax and non-audit services were:

Type of Fees	2009	2008
Audit Fees:	$3,805,583	$3,411,443
Audit-Related Fees:	$2,510	—
Tax Fees:	$131,111	$78,401
All Other Fees:	—	—

Total:	$3,939,204	$3,489,844

        Audit fees primarily include fees we paid KPMG for professional services for the audit of our annual financial statements included in our annual report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, such as consents. Audit fees for 2009 and 2008 also include the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Tax fees include fees for tax compliance and tax advice.

        Holders of voting rights sufficient to ratify the selection of KPMG as our independent registered public accounting firm have indicated to us an intention to vote in favor of this proposal.

        The Audit Committee and the Board of Directors recommend that stockholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010.

AUDIT COMMITTEE REPORT

        The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and the performance of our internal audit function. This includes the selection and evaluation of our independent registered public accounting firm, oversight of our systems of internal accounting and financial controls, a review of management's assessment and management of risk, a review of the annual independent audit of our consolidated financial statements and internal control over financial reporting, review of our Codes of Business Conduct and Ethics, the establishment of "whistle-blowing" procedures, and oversight of other compliance matters.

        The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2009 with our management. The Audit Committee also reviewed and discussed our audited consolidated financial statements, the audit of our internal control over financial reporting and the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380) with KPMG LLP, our independent registered public accounting firm. The Audit Committee received from KPMG the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with KPMG the matters disclosed in this letter and their independence. The Audit Committee also considered whether KPMG's provision of other, non-audit related services to us is compatible with maintaining their independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 and selected KPMG as our independent registered public accounting firm for 2010.

The Audit Committee
John K. McGillicuddy, Chairman Robert L. Ayers Kennett F. Burnes Kenneth J. McAvoy

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports and notices of Internet availability of proxy materials (if applicable). This means that only one copy of such materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845, Attention: Kenneth Lepage, Secretary, (978) 688-1811, or you can request a copy of any such document by visiting the 2010 Annual Meeting page of our Internet website at http://www.wattswater.com/2010annualmeeting. If you want to receive separate copies of the annual report, proxy statement and Notice of Internet availability of proxy materials (if applicable) in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

STOCKHOLDER PROPOSALS

        In order for any stockholder proposal to be included in the proxy statement for our 2011 Annual Meeting of Stockholders, such proposal must be received at our principal executive offices, 815 Chestnut Street, North Andover, MA 01845, Attention: Kenneth Lepage, Secretary, not later than November 25, 2010 and must satisfy certain rules of the SEC.

        Nominations and proposals of stockholders may also be submitted to us for consideration at the 2011 Annual Meeting if certain conditions set forth in our bylaws are satisfied, but will not be included in the proxy materials unless the conditions set forth in the preceding paragraph are satisfied. Such nominations (or other stockholder proposals) must be delivered to or mailed and received by us not more than 120 days nor less than 75 days prior to the anniversary date of the 2010 Annual Meeting, which dates will be January 12, 2011 and February 26, 2011, respectively. Stockholder proposals received by us outside of these dates will be considered untimely received for consideration at such Annual Meeting. If the date of the 2011 Annual Meeting is subsequently moved to a date more than seven days (in the case of director nominations) or ten days (in the case of other stockholder proposals) prior to the anniversary date of the 2010 Annual Meeting, we will publicly disclose such change, and nominations or other proposals to be considered at the 2011 Annual Meeting must be received by us not later than the 20th day after such disclosure (or, if disclosed more than 75 days prior to such anniversary date, the later of 20 days following such disclosure or 75 days before the date of the 2011 Annual Meeting, as rescheduled). To submit a nomination or other proposal, a stockholder should send the nominee's name or proposal and appropriate supporting information required by our bylaws to the attention of our Secretary at the address provided above.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET — www.eproxy.com/wts
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 11, 2010. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

PHONE — 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 11, 2010. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

 Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:		☐	Vote FOR	☐	Vote WITHHELD
	01	Robert L. Ayers		all nominees		from all nominees
	02	Kennett F. Burnes		(except as marked)
	03	Richard J. Cathcart
	04	Ralph E. Jackson, Jr.
	05	Kenneth J. McAvoy
	06	John K. McGillicuddy
	07	Gordon W. Moran
	08	Patrick S. O’Keefe

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark box, sign, and indicate changes below:  ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 12, 2010

9:00 a.m.

The Andover Country Club

60 Canterbury Street

Andover, Massachusetts 01810

Watts Water Technologies, Inc. 815 Chestnut Street North Andover, MA 01845-6098	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2010.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Patrick S. O’Keefe, William C. McCartney and  Kenneth R. Lepage, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 12, 2010

9:00 a.m.

The Andover Country Club
60 Canterbury Street
Andover, Massachusetts 01810

CLASS B COMMON STOCK PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2010.

The shares of class B common stock you hold will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1 and  2.

By signing the proxy, you revoke all prior proxies and appoint Patrick S. O’Keefe, William C. McCartney and Kenneth R. Lepage, and each of them with full power of substitution, to vote your shares of Class B Common Stock on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:		☐	Vote FOR	☐	Vote WITHHELD
	01	Robert L. Ayers		all nominees		from all nominees
	02	Kennett F. Burnes		(except as marked)
	03	Richard J. Cathcart
	04	Ralph E. Jackson, Jr.
	05	Kenneth J. McAvoy
	06	John K. McGillicuddy
	07	Gordon W. Moran
	08	Patrick S. O’Keefe

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change?  Mark Box   ☐    Indicate changes below:

Date:

Signature: